                                                Filed pursuant to RULE 424(b)(3)
                                                      Registration No. 333-60051



PROSPECTUS

                               MSI HOLDINGS, INC.
                                13,697,531 Shares
                                  Common Stock


         THE 13,697,531 SHARES (THE "SHARES") OF COMMON STOCK (THE "COMMON STOCK") OF MSI HOLDINGS, INC., A UTAH CORPORATION (THE "COMPANY" or "MSHI") COVERED BY THIS PROSPECTUS INCLUDE SHARES OF COMMON STOCK OF THE COMPANY THAT ARE OFFERED BY SHAREHOLDERS OF THE COMPANY, THAT ARE OR MAY BE ISSUABLE UPON CONVERSION OF SOME OR ALL OF THE SHARES OF THE COMPANY'S SERIES B PREFERRED STOCK (THE "SERIES B PREFERRED"), SERIES C PREFERRED STOCK ("SERIES C PREFERRED"), SERIES D PREFERRED STOCK ("SERIES D PREFERRED"), UPON EXERCISE OF CERTAIN CLASS A WARRANTS OF THE COMPANY (THE "WARRANTS") AND CERTAIN OPTIONS GRANTED BY THE COMPANY (THE "OPTIONS") AS WELL AS CERTAIN OTHER SHARES OF COMMON STOCK THAT HAVE BEEN ISSUED TO EMPLOYEES OF THE COMPANY AND CERTAIN OTHERS (THE "SELLING SHAREHOLDERS"). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE ISSUANCE OF THE SHARES UPON CONVERSION OF THE SERIES B PREFERRED, THE SERIES C PREFERRED OR THE SERIES D PREFERRED NOR WILL THE COMPANY RECEIVE ANY PROCEEDS FROM THE SHARES OFFERED BY THE SELLING SHAREHOLDERS.


         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


         Registration of the Shares of Common Stock contemplated herein, will allow certain shareholders to sell all or part of their equity interests in the Company. The shareholders receiving, or whose shares will become, freely tradeable shares under this Registration Statement are identified herein. See "Selling Shareholders."


         The Company will bear all of the cost of preparing and printing the Registration Statement, Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $174,000.


         On May 28, 1999, the last sale price of the Company's Common Stock, as reported on the OTC Bulletin Board under the symbol "MSIA," was $5.375.


                   -------------------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE 14, 1999

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at HTTP://WWW.SEC.GOV. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the OTC Electronic Bulletin Board under the symbol "MSIA."

         The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Financial Statements and Notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in "Risk Factors" and elsewhere in this prospectus. All references to the "Company" or "MSHI" mean MSI Holdings, Inc., and its subsidiaries.


THE COMPANY


         The Company, headquartered in Austin, Texas, is a computer communications services company specializing in turnkey solutions for high-speed Internet connectivity, communication infrastructure design and installation, and network system integration for customers in both the private and public sectors, primarily in the State of Texas. MSHI has two wholly-owned subsidiaries, Micro-Media Solutions, Inc., a Texas corporation ("MSI") and TeleVista, Inc., a Texas corporation, doing business as High Power.Net, ("TVI"). TVI was incorporated in August, 1998 and has not yet commenced operations. The Company is publicly traded on the OTC Bulletin Board under the symbol "MSIA".

         MSI was formed in 1993 to provide computer hardware, software programming, system installation and support, maintenance, and media duplication to the public and private sectors. MSHI's facilities in east Austin, Texas are designed for final assembly-type production, system integration services, depot repair (pick-up, repair and return service), warehousing of computer equipment and collocation (remote site Internet access provided to customers). Currently, the Company is not providing collocation services, but is expected to be able to provide this service by June 1999. These facilities are located in an economically challenged area of Austin to introduce a non-traditional business into the area, to provide high-tech employment skills to the typically underprivileged area residents, and to access a loyal, under-utilized and readily available workforce. In the six years since its inception, the Company has grown from a 2 person operation to 71 employees as of May 31, 1999.

         The Company has focused on systems design and system implementation services and is a certified installer of copper and fiber optic cabling for use in local area and wide area networks supporting data, voice, and video applications. MSHI's computer networking services include system integration and design installation as well as maintenance of local and wide area networks ("LAN/WAN"). In this context the Company also provides hardware and software sales related to its systems designs and implementation services. As of 1997, the Company has been realigning its long-term business strategy to focus on Internet-centric business opportunities including collocation, web-casting (live video and audio feed broadcast over the Internet) and private portal services.


INDUSTRY OVERVIEW


         The Company, through its collocation services, intends to enter the Internet access market in June 1999. This implementation date has been revised from March 1999 to accommodate construction delays and permitting difficulties. According to Hoover's Online industry review of the Internet/Online industry, the Internet access market is currently a $3 billion industry and online services are predicted to generate revenues of $15 billion per year by the year 2003. The increasing demand for data services and Internet connectivity is causing considerable growth in the telecommunications industry. Provider and consumer hardware and software technology have been rapidly advancing. In this evolving market, global access to information has become increasingly important. The Internet has evolved as the preferred medium to handle the demand for increased data transmissions speeds. The Company believes companies in the forefront of developing bandwidth capacity, transmission and processing speeds, and Internet access are best positioned to capitalize on the growth potential in this area of the telecommunications industry. Modem manufacturers are developing faster modems, phone companies are seeking to transmit more data bits through their lines and even direct-broadcast satellite companies, like DIRECT TV, are entering the industry, including Microsoft's recent $1 billion investment in Comcast. One of the main impediments to Internet growth is data transmission speed. The Company believes that, absent increased bandwidth to handle the increasing traffic on the Internet, delays during downloads will continue to be costly and turn away users.

SERVICES AND PRODUCTS


         MSHI is a communications services company specializing in turnkey solutions for high-speed Internet connectivity, communication infrastructure design and installation, and network system integration in the private and public sectors. The Company has plans to implement collocation services in June 1999.

         Until the end of 1996, the Company emphasized the sale of electronics equipment with a concentration in contracts that relied on MSI's status as a Historically Underutilized Business ("HUB"). However, in 1997, the Company decided to change its direction to concentrate on communications technology services. The Company intends to invest in the development of core infrastructure to support collocation and Internet connectivity services. By being able to provide increased bandwidth coupled with its current ability to provide wide-area fiber optic network installations, MSHI should be in a position to satisfy a broad range of current Internet market demands.

         MSHI's offers World Wide Web design, development, hosting, and Internet connectivity services, and will provide collocation services (including on-site services and support). Its system integration services include the certified design and installation of advanced copper and fiber optic lines for both intra- and inter-plant cabling projects in the private and public sectors. The Company also evaluates, installs, maintains, and administers LAN/WAN systems. Its system integration services include the procurement, installation, configuration, and testing of key components. Further, the Company's service and support team currently provides service and repair for wireless, data, and voice technology networks throughout the State of Texas.


STRATEGIC OPPORTUNITY


         In July 1998, MSI entered into a renewable 10 year sublease with GTE Intelligent Network Services, Inc. ("GTE") under which MSI agreed to lease a portion of their east Austin facilities to GTE for installation of GTE's Point of Presence ("POP") equipment (the "Sublease"). On May 29, 1998, MSI entered into a 3 year subscription to GTE's Internet Advantage version 5.1 Connection Service granting MSI access to GTE's POP (the "Connection Service"). MSI has also subscribed to GTE's DiaLinx Service for 36 consecutive months, allowing for the resale of Internet access to end-users (the "DiaLinx Service")(the Sublease, Connection Service and DiaLinx Service are collectively referred to as the "GTE Agreement"). GTE's establishment, management and monitoring of multiple domains on behalf of MSI is included in the Connection Service. The Connection Service was upgraded to GTE's Internet Advantage version 6.0 on September 29, 1998. MSI will lease connections to the POP for access to the GTE Internet network to other businesses. MSI will target companies that need direct, high-speed access to the Internet through turn-key collocation services for high volume (known as bandwidth) Internet web applications. Collocation is a service that provides a high speed, high bandwidth connection to the Internet backbone using various backup systems to increase the connection's fault tolerance. By connecting directly to the Internet via the POP, MSI is able to eliminate the local loop, the weakest component in localized Internet connections. The local loop is the wired connection, usually a pair of copper wires called twisted pair, from the telephone company's central office in a locality to its customers' telephones. The local loop was originally designed for voice transmission only using analog transmission technology on a single voice channel. Currently, the user's computer modem converts analog signals in to digital signals. With the Digital Subscriber Line ("DSL") technology, the local loop can carry digital signals directly and at a much higher bandwidth than they do for voice only. MSI will have the capacity to support over four thousand collocation rack spaces. These rack spaces will be used to host the net servers for MSI clients and provide those clients with direct access to the Internet, further avoiding the local loop. When fully implemented, these collocation services are expected to significantly increase MSHI's revenues over the term of the Connection Service and DiaLinx Service. The GTE Agreements provide the potential for MSHI to increase revenue by selling Internet access to various high Internet demand entities for such activities as commerce and academics. It is anticipated that the requisite hardware will be operational on a commercial basis in June 1999.

         As of March 23, 1999, MSI has been certified by GTE's BBN Professional Services as meeting their technology and service quality standards for network architecture, security architecture and facilities design. MSI is the first company to receive this certification. Throughout the last half of fiscal year 1999, MSI, in conjunction with GTE's BBN Professional Services consultants designed and implemented the Internet Accelerator Portal

("IAP(TM)"). The IAP(TM) accelerates end-to-end Internet connectivity, increasing the user's proximity and access speed to the Internet's content through direct connection via the POP. This allows direct access to virtually unlimited bandwidth on demand and eliminates the need for costly local loop circuits. End-users access high speed connectivity services by taking advantage of DSL technology. In May 1999, MSI formed an alliance with Southwestern Bell to provide Southwestern Bell's DSL service ("the Southwestern Bell DSL Reseller's Agreement"). As an authorized reseller of Southwestern Bell's DSL service, MSI will offer its customers (Internet Service Providers ("ISPs") and other resellers) the opportunity to leverage Southwestern Bell's broadband technology and provide them with high speed links, increased bandwidth and Asynchronous Transfer Mode, a cell-based switching technology designed for broadband transmission of voice, data and video. The combined IAP(TM), BBN Certification and DSL Agreement, when operational, will enable MSI's customers to access the Internet or corporate networks up to 200 times faster than conventional analog modems.

         Currently MSHI's operations have been limited primarily to Texas. However, MSHI plans to continue developing its marketing efforts to expand the Company's operations beyond its home state. The Company's strategic alliances with GTE and Southwestern Bell are also being utilized to promote this objective. These agreements allow MSHI to satisfy the market's dynamic demands for connectivity speed and have the potential of quickly moving the Company into other geographic markets by adding additional POPs in other locations and marketing Southwestern Bell's DSL service to ISPs and other bandwidth resellers in states other than Texas.


BACKGROUND


         MSHI (formerly Mountain States Resources Corporation ("MSRC")) was organized under the laws of the State of Utah on April 15, 1969. MSI, the operating subsidiary of the Company, was organized in 1993, in Austin, Texas. On June 23, 1997, MSRC, entered into an agreement and plan of reorganization with the shareholders of MSI, whereby MSRC acquired the operating company in exchange for the Common Stock of MSRC (the "Combination Agreement"). Pursuant to the Combination Agreement, MSRC issued 9,310,000 shares of its Common Stock for all of the outstanding shares of MSI. As part of the reorganization, the Company changed its name to Micro-Media Solutions, Inc. on September 29, 1997. On October 13, 1998, the Company changed its name to MSI Holdings, Inc.
The transaction was accounted for as a recapitalization.


         MSHI's principal executive offices are located at 501 Waller Street, Austin, Texas 78702 and its telephone number is (512) 476-6925.

                             SUMMARY FINANCIAL DATA



                                                         NINE MONTHS ENDED
                                                           DECEMBER 31                          YEAR ENDED
                                                           (unaudited)                           MARCH 31
                                                  ------------------------------      ------------------------------
STATEMENT OF OPERATIONS DATA:                         1998              1997               1998            1997
-----------------------------                         ----              ----               ----            ----
Net Revenue                                       $  2,941,542      $  2,739,496      $  2,740,821      $  4,665,749
Gross margin (loss)                                    333,414           887,196          (319,813)        1,667,514
Net income (loss)                                   (3,947,262)       (2,095,645)       (3,766,950)         (482,385)
Preferred Stock dividends                             (798,062)               --        (3,471,170)               --
Net Income (loss) available to common               (4,745,324)       (2,095,645)       (7,238,120)         (482,385)

SHARE DATA:
Basic and diluted net loss per share (1)          $      (0.39)     $      (0.20)     $      (0.66)     $      (0.05)
Shares used to compute net loss per share (1)       12,051,893        10,764,733        10,998,874        10,026,400



                                            AS OF
                                         DECEMBER 31                  AS OF
                                         (unaudited)                 MARCH 31
                                         ------------      ------------------------------
BALANCE SHEET DATA:                          1998              1998              1997
-------------------                      ------------      ------------      ------------
Cash and cash equivalents                $     73,861      $     25,786      $     18,112
Working capital (deficit)                    (550,156)         (192,080)         (618,547)
Total assets                                4,236,054         2,699,452         2,514,308
Accumulated deficit                       (12,117,443)       (7,372,119)         (133,999)
Total shareholders' equity (deficit)          468,201            91,669          (103,584)


------------------

(1) For an explanation of the number of shares used to compute basic and diluted loss per share, see Note 12 of Notes to Financial Statements.

                                  THE OFFERING


Common Stock offered by this Prospectus.............................13,697,531 shares (1)
Common Stock outstanding as of March 31, 1999 ......................14,794,416 shares (2)
OTC Electronic Bulletin Board Ticker Symbol.........................MSIA


------------------


(1) As of the date of this prospectus, this number represents the (i) 50 shares of Common Stock issuable upon conversion of 5 shares of Series B Preferred,
     (ii) 4,900,000 shares of Common Stock issued upon conversion of 490,000 shares of Series B Preferred, (iii) 2,520,000 shares of Common Stock issuable upon the exercise of Class A Warrants granted in conjunction with Private Placement Phase I (as defined), (iv) 420,000 shares of Common Stock issued upon the exercise of Class A Warrants granted in conjunction with the Notes (as defined), (v) 400,000 shares of Common Stock issuable upon the exercise of the Options issued in conjunction with the Notes, (vi) 10,286 shares of Common Stock issued representing the accrued interest on the Notes, (vii) 990,570 shares of Common Stock issued upon conversion of 99,057 shares of Series C Preferred, (viii) 47,170 shares of Common Stock issuable upon the exercise of Options granted in conjunction with Private Placement Phase II (as defined), (ix) 200,050 shares of Common Stock issuable upon conversion of 20,005 shares of Series D Preferred, (x) 2,596,520 shares of Common Stock issued upon conversion of 259,652 shares of Series D Preferred, (xi) 250,850 shares of Common Stock issuable upon the exercise of Options granted in conjunction with Private Placement Phase III (as defined), (xii) 543,000 shares of Common Stock that were issuable upon satisfaction of a note receivable payable in cash or certain intellectual property rights, said Note having since been canceled and the underlying Subscription Agreement rescinded, and said shares will not be issued as a result of the cancellation and recission, See Note 10 to the financial statements, (xiii) 445,900 shares of Common Stock issued for services rendered, (xiv) 30,000 shares of common stock issuable upon the exercise of options granted to a consultant for services rendered; (xv) 50,000 shares of Common Stock issuable as dividends to the Series B, C and D Preferred holders, and (xvi) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

(2) Includes the following Common Stock offered by this Prospectus: (i) 900,000 shares of Common Stock issued upon conversion of 90,000 shares of Series B Preferred, (ii) 420,000 shares of Common Stock issued upon conversion of Class A Warrants granted in conjunction with Private Placement Phase I,
     (iii) 10,286 shares of Common Stock representing the unpaid accrued interest on the Notes, (iv) 990,570 shares of Common Stock issued upon conversion of 99,057 shares of Series C Preferred, (v) 833,170 shares of Common Stock issued upon conversion of 83,317 shares of Series D Preferred,
     (vi) 445,900 shares of Common Stock issued as compensation to employees and consultants, (vii) 50,000 shares of Common Stock issued as dividends to the Holders of Series B, C & D Preferred Shares, and (viii) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS."


         RECENT AND EXPECTED LOSSES; ACCUMULATED DEFICIT; GOING CONCERN ASSUMPTIONS; FLUCTUATIONS IN PERFORMANCE. The Company incurred a net loss, after dividends, of $4,745,324 for the nine months ended December 31, 1998, and a net loss of $2,095,645 for the nine months ended December 31, 1997 and had an accumulated deficit of $12,117,443 as of December 31, 1998 and an accumulated deficit of $8,576,833 as of December 31, 1997. As of December 31, 1998, the Company's current liabilities exceeded its current assets by approximately $550,000. The financial statements for December 1998 or 1997 have not been audited. The Company incurred a net loss, after dividends, of $7,238,120 for the year ended March 31, 1998, and a net loss of $482,385 for the year ended March 31, 1997 and had an accumulated deficit of $7,372,119 as of March 31, 1998 and an accumulated deficit of $133,999 as of March 31, 1997. As of March 31, 1998, the Company's current liabilities exceeded its current assets by approximately $192,000. The Company failed to generate cash from operations for the nine months ended December 31, 1998, and for the year ended March 31, 1998. The Company expects to incur losses for at least the next six months, and perhaps longer. There can be no assurance that the Company will not incur significant additional losses.

         The Company's independent auditor's report on MSHI's financial statements as of and for the years ended March 31, 1998 and 1997 contains an explanatory paragraph indicating that the Company's accumulated deficit and historical operating losses raise substantial doubts about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's obtaining additional financing to fund the expenses related to operations and capital improvements. The Company received a net $1,818,000 from the Private Placement of Series B Preferred in November 1997, a net $870,000 from the Private Placement of Series C Preferred in February 1998, a net $2,473,886 from the Private Placement of Series D Preferred through July 1998 and a net $3,687,235 from the Private Placement of Series E Preferred through March 31, 1999. Prior to the close of fiscal year 1999, the Company received commitments for the purchase of Common Stock for $4.5 million. In addition, the Company is currently consulting with investment bankers to conduct a $25 million public offering by the end of the second quarter of fiscal year 2000. There can be no assurances that the Company will be able to successfully complete such an offering.


         Among the principal costs to market and sell the Company's products are advertising and promotion costs, salaries and commissions, and general and administrative expenses. MSHI's operating results may be subject to fluctuations on a quarterly and an annual basis as a result of various factors, including, but not limited to, fluctuating market pricing for computer and semiconductor memory products, industry competition, seasonal government purchasing cycles, and working capital restrictions on manufacturing and production. Therefore, the operating results for any particular period are not necessarily indicative of the results that may occur in any future period. See "Business."


         CRITICAL NEED FOR ADDITIONAL CAPITAL; NO ASSURANCE OF FUTURE FINANCING. The Company has a critical need for additional capital. As of December 31, 1998 (unaudited) and March 31, 1998, the Company's cash, cash equivalents and short term investments totaled approximately $1,424,000 and $1,376,000, respectively. The Company's actual capital needs will depend upon numerous factors, including ability to borrow and ability to attract equity capital. The inability to obtain significant financing would have a material adverse effect on the Company's business, financial condition and results of operation. In order to continue as a going concern, without an additional capital infusion, the Company would be required to significantly reduce the level of its operations, seek a merger partner or sell assets. There can be no assurance that the Company would be able to accomplish any of such actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Financial Statements."


         REVENUE DECLINE AND CHANGE IN BUSINESS FOCUS. Revenues for the year ended March 31, 1998, were $2,740,821 as compared to revenues for the year ended March 31, 1997, of $4,665,749. Revenues for 1998 decreased $1,924,928 or (41.3%)
from 1997. The reduction in revenues in 1998 occurred primarily as a result of the completion of a large network installation project without any new projects queued to follow, coupled with a leveling off of hardware sales.

         Revenues for the nine months ended December 31, 1998, were $2,941,542 as compared to revenues for the nine months ended December 31, 1997, of $2,739,496. Revenues for the nine months ended December 31, 1998, increased $202,046 or 7.4% from the nine months ended December 31, 1997. The revenue increase consisted of a 6% increase in hardware, software and peripherals revenue, a (64%) decrease in service, support and integration revenues and a 63% increase in Network and LAN/WAN revenues.

         Until the end of 1996, the Company emphasized the sale of electronics equipment with a concentration in contracts that relied on MSI's status as a Historically Underutilized Business. However, in 1997, the Company elected to change its direction to concentrate on communications technology services. The Company intends to invest in the development of core infrastructure to support collocation and Internet connectivity services by increasing personnel. Without access to additional working capital, it is unlikely that the Company will be able to retain the increased personnel necessary to complete this change in direction to communication technology service.

         LOSS OF HUB STATUS. Until the end of 1996, the Company emphasized the sale of electronics equipment with a concentration in contracts that relied on MSI's status as a "Historically Underutilized Business" ("HUB"). However, in 1997, the Company changed its direction to concentrate on communications technology services. As a HUB, MSI received favorable treatment by certain governmental entities in their granting of contracts. The Company generated revenues of approximately $478,000, $414,000 and $919,000 during fiscal years 1999, 1998 and 1997, respectively, from HUB related contracts, or 13%, 15% and 20% of its gross revenues, respectively. With the departure of certain minority officers, the Company has determined not to seek re-certification of MSI's HUB status.


         RAPID TECHNOLOGICAL CHANGE; RISK OF PRODUCT DELAYS; RISK OF PRODUCT DEFECTS. The markets in which the Company competes are characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. The Company's future success depends upon its ability on a timely basis to enhance its existing products, introduce new products that address the changing requirements of its customers and anticipate or respond to technological advances, emerging industry standards and practices in a timely, cost-effective manner. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or enhancements to existing products or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of commercial acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner or if new versions of existing products contain unacceptable levels of product defects or do not achieve a significant degree of market acceptance, or any of the above situations occur there could be a material adverse effect on the Company's business, financial condition and results of operations.

         COMPETITION. The computer and information access markets are characterized by rapidly changing technology and evolving industry standards. Future developments in technology could replace or curtail the sales of used computer equipment which could have a material adverse effect on the Company's business. The Company experiences significant competition from other network computer manufacturers, suppliers of personal computers and workstations, and software developers. Several of such competitors are larger than the Company, with greater capital resources and larger research and development staffs and facilities. However, due in part to the Company's change in direction to concentrate on communication technology services, the Company will be seeking a significant capital infusion. Without this capital infusion it is likely that the Company will be unable to compete with those entities that have greater capital. See "Business -- Competition."


         GOVERNMENT FUNDING. The Telecommunications Infrastructure Fund ("TIF") was created and the Telecommunications Act of 1996 was passed to provide funds to school districts in Texas to purchase telecommunications services, including Internet access. The Company currently benefits from such legislation as the goal of TIF is that all students and teachers in Texas will have daily access to computer and information technology by 2003. However, there can be no assurance that TIF and similar funding programs will not be eliminated by future legislation. The Company had revenues attributable to TIF of approximately $100,000 during fiscal year ending March 31, 1999 and none during fiscal year ending March 31, 1998.

         RELIANCE ON KEY MANAGEMENT. The Company's business depends upon the availability of Roger Lane, its Chief Operating Officer. The loss of his services would likely have a material adverse effect on the Company. Although the Company has entered into an employment agreement with Mr. Lane, there can be no assurance that he will continue to be available. The future success of the Company's business will depend, in part, upon attracting and retaining additional qualified personnel. There can be no assurance that the Company will be able to attract and hire such personnel or retain the services of said people.


         LACK OF DIVIDEND HISTORY; NO DIVIDENDS CONTEMPLATED. Since its inception, the Company has not paid any cash dividends, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company plans to retain its future earnings, if any, to finance the growth and development of its operations. See "Dividend Policy."


         LIMITED MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Since the middle of 1997, the Common Stock of the Company has been traded on the over-the-counter market, and there can be no assurance that a more active trading market for the Common Stock will develop or continue. From time to time, there may be significant volatility in the market price of the Common Stock. Over the last 180 days the price for Common Stock of the Company on the over-the-counter market has ranged from a high of $10.75 on April 9, 1999 to a low of $3.25 on March 29, 1999. Operating results of the Company or of its competitors, changes in general conditions in the economy (national or regional), the financial markets or the hardware and technology industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially.

         CONCENTRATION OF SHARE OWNERSHIP. As of March 31, 1999, the executive officers and directors of the Company, as a group, owned or controlled approximately 56.91% of the outstanding capital stock of the Company. As a result of the termination of Mr. Munoz and the conversion of certain shares of the Series B, C, D and E Preferred Stock, the executive officers and directors of the Company, as a group, owned or controlled approximately 38.62% of the outstanding capital stock of the Company as of May 31, 1999. Messrs. Chavez, Kettrick and Munoz, the officers terminated on April 20, 1999, hold an aggregate of 8,080,000 shares Company's Common Stock or 37.06% of the outstanding shares as of May 31, 1999. As a result, such persons and entities will continue to exert significant influence over the business and affairs of the Company. See "Principal Shareholders."

         On June 2, 1999, a group of the Company's Common Stock shareholders filed a Schedule 13-D for the sole purpose of acting as a group to exercise a change in control of the Company's Board of Directors. The group filing the
Schedule 13-D consists of 25 shareholders with an aggregate of 10,324,499 shares of the Company's Common Stock or 47.36% of the outstanding shares as of May 31, 1999.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights relating to shares of Common Stock) or the perception that such sales could occur could depress the prevailing market prices for the Common Stock. As of March 31, 1999, the Company had 14,794,416 shares of Common Stock issued and outstanding and a commitment to issue an additional 1,500,000 shares of Common Stock. If all of the committed shares were issued and the outstanding convertible preferred stock of the Company were converted to Common Stock as of March 31, 1999, the

Company would have had 27,259,190 shares of Common Stock issued and outstanding, of which 10,297,390 or 37.78% would have been eligible for future sale. The remaining 16,961,800 shares would have been subject to the Rule 144 restrictions on sales of securities by affiliates of the issuer. See "Shares Eligible for Future Sale -- Registration Rights." Subsequent to March 31, 1999, an additional 7,007,600 shares of Common Stock were issued due to the conversion of 399,995, 176,335, and 124,430 shares of Series B, D and E, respectively. As of May 31, 1999, the Company had 21,802,016 share of Common Stock issued and outstanding of which 7,415,366 or 34% are eligible for future sale.


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded over-the-counter and is quoted on the OTC Bulletin Board under the symbol "MSIA." The table below sets forth the high and low closing sale price of the Common Stock for the periods indicated, as reported by the OTC Bulletin Board.


QUARTER ENDED                 HIGH      LOW
-------------               -------  --------
December 31, 1996 .....     $  2.00  $ 0.0625
March 31, 1997 ........        2.00      0.25
June 30, 1997 .........        2.00     0.125
September 30, 1997 ....        2.25      0.50
December 31, 1997 .....        3.50      0.50
March 31, 1998 ........        2.56      1.75
June 30, 1998 .........        9.03      2.37
September 30, 1998 ....       12.87      4.06
December 31, 1998 .....        7.75    6.0625
March 31, 1999 ........       10.75      3.25



         On May 28, 1999, the closing sale price for a share of the Company's Common Stock, as reported on the OTC Bulletin Board, was $5.375. See "Risk Factors - Limited Market and Possible Volatility of Stock Price."


                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby until the Warrants and Options are exercised. As of March 31, 1999, the Company has received $333,900 from the exercise of certain Warrants and Options. If all the remaining Warrants and Options are exercised the Company will receive net proceeds of $6,016,035. The exercise price received by the Company from issuance of the shares of Common Stock underlying the Warrants and Options will be used for general corporate purposes. In addition, the Company will not receive any proceeds from the sale of certain shares of Common Stock that were issued to employees and consultants for services rendered. See "Selling Shareholders."


                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock, and the Company currently intends to retain any future earnings to fund the development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Future declaration and payment of dividends on its Common Stock, if any, will be determined in light of the then-current conditions, including the Company's earnings, operations, capital requirements, financial conditions, restrictions in financing agreements, and other factors deemed relevant by the Board of Directors. However, the Company is obligated to pay cumulative dividends on a quarterly basis with respect to all Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shares outstanding.

                                 CAPITALIZATION


         The following table sets forth the debt and the capitalization (unaudited) of the Company as of December 31, 1998 and as adjusted for a subsequent sale of Series E Preferred stock, conversion of Series C and Series D Preferred stock and issuance of dividends as of March 31, 1999 (unaudited). The table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                                   Dec. 31, 1998      Adjustment (2)    As Adjusted
                                                                   -------------      --------------    ------------
LIABILITIES
      Long-term debt                                               $     179,678      $                 $    179,678
      Obligations under capital leases                                   290,605                  --         290,605
                                                                   -------------                        ------------
                                                                   $     470,283                  --    $    470,283
                                                                   =============                        ============
SHAREHOLDERS' EQUITY (DEFICIT):
      Series B 5% Cumulative Non-Voting Preferred stock,
      $5.30 stated value, 490,000 authorized, 400,000 issued
      and outstanding                                              $   2,120,000      $   (2,119,974)   $         27

      Series C 6% Cumulative Non-Voting Preferred stock,
      $10.60 stated value, 99,057 authorized, 94,340 issued and
      outstanding                                                      1,000,004          (1,000,004)             --

      Series D 6% Cumulative Non-Voting Preferred stock,
      $10.60 stated value, 279,657 authorized, 261,340 issued
      and outstanding                                                  2,770,204          (2,558,151)        212,053

      Series E 6% Cumulative Non-Voting Preferred stock,
      $30.00 stated value, 157,500 authorized, 51,975 issued
      and outstanding                                                  1,559,250            (904,590)        654,660

      Common Stock, $.10 par value, authorized 50,000,000
      shares, 13,177,989 shares issued and outstanding(1)
                                                                       1,317,799             862,403       2,180,202
Additional paid-in capital                                             3,818,387           8,535,839      12,354,226
Accumulated deficit                                                  (12,117,443)                 --     (12,117,443)
                                                                   -------------      --------------    ------------
         Total shareholders' equity                                $     468,201      $    2,815,523    $  3,283,724
                                                                   -------------      --------------    ------------
         Total capitalization                                      $     938,484      $    2,815,523    $  3,754,007
                                                                   =============      ==============    ============



----------------------
(1) Includes the following Common Stock offered by this Prospectus: (i) 900,000 shares of Common Stock issued upon conversion of 90,000 shares of Series B Preferred, (ii) 420,000 shares of Common Stock issued upon conversion of Class A Warrants granted in conjunction with Private Placement Phase I, (iii) 10,286 shares of Common Stock representing the unpaid accrued interest on the Notes, (iv) 47,170 shares of Common Stock issued upon conversion of 4,717 shares of Series C Preferred, (v) 183,170 shares of Common Stock issued upon conversion of 18,317 shares of Series D Preferred, (vi) 445,900 shares of Common Stock issued as compensation to employees and consultants, (vii) 50,000 shares of Common Stock issued as dividends to the Holders of Series B, C and D Preferred Shares, and (viii) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

(2) Includes: (i) the private placement of 94,277 shares of Series E Preferred Stock through March 31, 1999, including 4,109 shares issued for placement agent fees in the amount of $123,270; (ii) the conversion of 399,995 shares of Series B Preferred to 3,999,950 shares of Common Stock; (iii) the conversion of 94,340 shares of Series C Preferred to 943,400 shares of Common Stock; (iv) the conversion of 241,335 shares of Series D Preferred to 2,413,350 shares of Common Stock; (v) the conversion of 176,335 shares of Series E Preferred to 1,763,350 shares of Common Stock; and (vi) the issuance of 23,027 shares of Common Stock issued as dividends to the Holders of Series B, C, D and E Preferred Shares.

                             SELECTED FINANCIAL DATA

         The following selected financial data has been derived from the consolidated financial statements and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations herein and the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.


                                                        NINE MONTHS ENDED
                                                           DECEMBER 31                          YEAR ENDED
                                                          (unaudited)                            MARCH 31
                                                  ------------------------------      ------------------------------
STATEMENT OF OPERATIONS DATA:                         1998              1997              1998              1997
---------------------------------------------     ------------      ------------      ------------      ------------
Net Revenue                                       $  2,941,542      $  2,739,496      $  2,740,821      $  4,665,749
Cost of revenues                                     2,608,128         1,852,300         3,060,634         2,998,235
      Gross profit (loss)                              333,414           887,196          (319,813)        1,667,514
Selling, General and Administrative Expenses         4,280,676         2,982,481         3,447,137         2,149,899
Net income (loss)                                   (3,947,262)       (2,095,645)       (3,766,950)         (482,385)
Preferred Stock dividends                             (798,062)               --        (3,471,170)               --
Net Income (loss) available to
common stockholders                                 (4,745,324)       (2,095,645)       (7,238,120)         (482,385)

SHARE DATA:
Basic and diluted net loss per share (1)          $      (0.39)     $      (0.20)     $       (.66)     $       (.05)
Shares used to compute net loss per share (1)       12,051,893        10,764,733        10,998,874        10,026,400




                                            AS OF
                                         DECEMBER 31                  AS OF
                                         (unaudited)                 MARCH 31
                                         ------------      ------------------------------
BALANCE SHEET DATA:                          1998              1998              1997
-------------------                      ------------      ------------      ------------
Working capital (deficit)                $   (550,156)     $   (192,080)     $   (618,547)
Total assets                                4,236,054         2,699,452         2,514,308
Current liabilities                         3,298,570         2,090,701         1,929,042
Total shareholders' equity (deficit)          468,201            91,669          (103,584)


-------------------

(1) For an explanation of the number of shares used to compute basic and diluted loss per share, see Note 12 of the Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SECTION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND "BUSINESS."

OVERVIEW AND GOING CONCERN ISSUES


     Micro-Media Solutions, Inc. ("MSI"), the operating subsidiary of MSHI, was founded in 1993 in Austin, Texas, to provide computer hardware, software programming, system installation and support, maintenance, and media duplication to the public and private sectors. Through fiscal year 1999, MSI maintained certification as a minority-owned business enterprise and status as a Historically Underutilized Business ("HUB"). On June 23, 1997, the then shareholders of MSI entered into an agreement and plan of reorganization (the "Combination Agreement") with Mountain States Resources Corporation (now known as MSI Holdings, Inc.), whereby the Company acquired all of the issued and outstanding stock of MSI in exchange for 9,310,000 shares of the Common Stock of the Company (the "Combination"). The Combination was accounted for as a recapitalization.

     The Company's significant historical losses raise a doubt as to the Company's ability to continue as a going concern. The Company has temporarily addressed the going concern issues described elsewhere in this Prospectus through the private placement of Series E Preferred stock (the "Series E Preferred"), which will provide sufficient working capital and cash flows until the POP and DSL services generates additional working capital. The Company anticipates additional working capital from the contracts signed during fiscal year ended March 31, 1999, related to the POP and the DSL service agreement. Moreover, the Company is currently consulting with investment bankers to conduct a $25 million public offering of Common Stock. However, there can be no assurance that the Company will be able to secure such additional capital or that the contracts will generate sufficient cash flows or working capital. Subsequent to March 31, 1998, the Company received $2.8 million dollars from Private Placement Phase III (as defined) that have been used to retire debt, decrease past due accounts payable and for operating expenses. As a result, the Company's current ratio has improved and its cash position has increased. The Company has concluded the private placement of the Company's Series E Preferred. As of March 31, 1999, the Company had received $3,687,235 of net proceeds in settlement of the Series E Preferred private placement.

     Management, based upon expressions of interest and estimated growth and facility capacities, believes that its contracts with GTE and Southwestern Bell (the "Contracts") have the possibility of producing revenues of approximately $16.7 million during the next twelve month period. The Company has obtained the required equipment through capital leases as of September 30, 1998, and anticipates it will begin commercial operations under the GTE contract by June 1999. The Company is receiving revenues from the Southwestern Bell DSL Reseller's Agreement and expects the revenues therefrom to continue increasing. It is currently performing under the Siemens-Nixdorf contract at a loss. The proceeds from the Series E Preferred will allow the Company to continue operations through August 1999, by which point it is anticipated that the GTE and Southwestern Bell contracts will be generating positive cash flow and adequate working capital.

     Prior to the end of fiscal year 1999, the Company received commitments to purchase an additional $4.5 million in Common Stock. These funds will be used to satisfy additional capital needs for expansion opportunities associated with the Contracts and satisfy operational cash flows until a public offering can be completed. The Company is consulting with investment bankers to conduct a $25 million public offering. If successful, the public offering is expected to be completed by the end of the second quarter of fiscal year 2000. In the event the Company is unable to successfully conclude the public offering, the Company will forego the Contracts' expansion opportunities, reduce its number of employees and overhead expenses and concentrate its efforts on the Austin, Texas operations.

     Among the principal costs to market and sell the Company's products are advertising and promotion costs, salaries and commissions, and general and administrative expenses. MSHI's operating results may be subject to fluctuations on a quarterly and an annual basis as a result of various factors, including, but not limited to, fluctuating market pricing for computer and semiconductor memory products, industry competition, seasonal government purchasing cycles, and working capital restrictions on manufacturing and production. Therefore, the operating results for any particular period are not necessarily indicative of the results that may occur in any future period. See "Risk Factors" and "Business."


     Historically, the Company's revenues were derived from hardware sales, software sales and the delivery of technical services, including installing and maintaining networks system. The technical service sales of the Company typically yield a higher gross margin than the hardware and software sales of the Company. In part due to the intense competition in the hardware and software sales sector from Original Equipment Manufactures ("OEM's") and distributors, the Company has repositioned itself from emphasizing hardware sales to intensifying sales of technical services. Due to the strategic repositioning, the Company's hardware sales are not growing and the Company is incurring additional expenses in hiring personnel, remodeling existing facilities and leasing new equipment in connection with the provision of broadband Internet services. The losses being incurred because of the strategic repositioning are expected to continue through the first half of the fiscal year ending March 31, 2000. However, the GTE contract is expected to begin generating revenues by the second quarter of fiscal year ending March 31, 2000.


RECENT DEVELOPMENTS


     In July 1998, MSI entered into a renewable 10 year sublease with GTE Intelligent Network Services, Inc. ("GTE") under which MSI agreed to lease a portion of their east Austin facilities to GTE for installation of GTE's Point of Presence ("POP") equipment (the "Sublease"). On May 29, 1998, MSI entered into a 3 year subscription to GTE's Internet Advantage version 5.1 Connection Service granting MSI access to GTE's POP (the "Connection Service"). MSI has also subscribed to GTE's DiaLinx Service for 36 consecutive months, allowing for the resale of Internet access to end-users (the "DiaLinx Service")(the Sublease, Connection Service and DiaLinx Service are collectively referred to as the "GTE Agreement"). GTE's establishment, management and monitoring of multiple domains on behalf of MSI is included in the Connection Service. The Connection Service was upgraded to GTE's Internet Advantage version 6.0 on September 29, 1998. MSI will lease connections to the POP for access to the GTE Internet network to other businesses. MSI will target companies that need direct, high-speed access to the Internet through turn-key collocation services for high volume (known as bandwidth) Internet web applications. Collocation is a service that provides a high speed, high bandwidth connection to the Internet backbone using various backup systems to increase the connection's fault tolerance. By connecting directly to the Internet via the POP, MSI is able to eliminate the local loop, the weakest component in localized Internet connections. The local loop is the wired connection, usually a pair of copper wires called twisted pair, from the telephone company's central office in a locality to its customers' telephones. The local loop was originally designed for voice transmission only using analog transmission technology on a single voice channel. Currently, the user's computer modem converts analog signals in to digital signals. With the Digital Subscriber Line ("DSL") technology, the local loop can carry digital signals directly and at a much higher bandwidth than they do for voice only. MSI will have the capacity to support over four thousand collocation rack spaces. These rack spaces will be used to host the net servers for MSI clients and provide those clients with direct access to the Internet, further avoiding the local loop. When fully implemented, these collocation services are expected to significantly increase MSHI's revenues over the term of the Connection Service and DiaLinx Service. The GTE Agreements provide the potential for MSHI to increase revenue by selling Internet access to various high Internet demand entities for such activities as commerce and academics. It is anticipated that the requisite hardware will be operational on a commercial basis in June 1999.

      As of March 23, 1999, MSI has been certified by GTE's BBN Professional Services as meeting their technology and service quality standards for network architecture, security architecture and facilities design. MSI is the first company to receive this certification. Throughout the last half of fiscal year 1999, MSI, in conjunction with GTE's BBN Professional Services consultants designed and implemented the Internet Accelerator Portal ("IAP(TM)"). The IAP(TM) accelerates end-to-end Internet connectivity, increasing the user's proximity and access speed to the Internet's content through direct connection via the POP. This allows direct access to virtually unlimited bandwidth on demand and eliminates the need for costly local loop circuits. End-users access high speed connectivity services by taking advantage of DSL technology. In May 1999, MSI formed an alliance with Southwestern Bell to provide Southwestern Bell's DSL service ("the Southwestern Bell DSL Reseller's Agreement"). As an authorized reseller of Southwestern Bell's DSL service, MSI will offer its customers (Internet Service Providers ("ISPs") and other resellers) the opportunity to leverage Southwestern Bell's broadband technology and provide them with high speed links, increased bandwidth and Asynchronous Transfer Mode, a cell-based switching technology designed for broadband transmission of voice, data and video. The combined IAP(TM), BBN Certification and DSL Agreement, when operational, will enable MSI's customers to access the Internet or corporate networks up to 200 times faster than conventional analog modems.


RESULTS OF OPERATIONS


Nine Months Ended December 31, 1998 Compared with December 31, 1997 (unaudited)


                                COMPARISON TABLE
                     Nine Months Ended December 31, 1998 and
                       Nine Months Ended December 31, 1997




                                         Hardware,                     Service,
                                       Software and     Network      Support and
                                       Peripherals    Installations  Integration      Total
                                       ------------   -------------  -----------   ----------
NINE MONTH ENDED DECEMBER 31, 1998
Revenues                               $  1,431,352   $   1,115,704  $   394,486   $2,941,542
Cost of Goods Sold                        1,376,870       1,080,747      150,511    2,608,128
Gross Margin $()                       $     54,482   $      34,957  $   243,975     $333,414
Gross Margin (%)                               3.81%           3.13%       61.85%       11.33%

NINE MONTH ENDED DECEMBER 31, 1997
Revenues                               $  1,350,810   $     685,771  $   702,915   $2,739,496
Cost of Goods Sold                          885,989         509,415      456,896    1,852,300
Gross Margin $()                       $    464,821   $     176,356  $   246,019   $  887,196
Gross Margin (%)                              34.41%          25.72%       35.00%       32.39%

INCREASE/(DECREASE)
Revenues                               $     80,542   $     429,933  $  (308,429)  $  202,046
Cost of Goods Sold                     $    490,881   $     571,332  $  (306,385)  $  755,828
Gross Margin $()                       $   (410,339)  $    (141,399) $    (2,044)  $ (553,782)
Gross Margin (%)                             (30.60)%        (22.58)%      26.85%      (21.05)%



         Total revenues for the nine months ended December 31, 1998, increased $202,046 or 7.4% from the total revenues recorded for the nine months ended December 31, 1997. This increase is a combination of increases in hardware, software and peripherals revenues and in network installation revenues and a decrease in service, support and integration revenues. The nominal increase of $80,542 in hardware, software and peripherals revenues reflects normal fluctuations in sales of hardware, software and peripherals products. The increase of $429,933 in network installation revenues relates to specific significant school district network installation projects that were in place during each period. During the nine months ended December 31, 1997, MSI was performing a cabling and LAN/WAN installation for the Hereford Independent School District which started in April 1997. During the nine months ended December 31, 1998, MSI began the installation of a network system under a contract with San Felipe Del Rio Consolidated Independent School District. This contract was executed in July 1998 with installation beginning in August 1998. The $308,429 decrease in service, support and integration revenues relates to a reduction in the scope of work on two contracts. Revenues on a contract for the installation and servicing of lottery machines decreased approximately $328,000 from the nine months ended December 31, 1997 compared to the December 31, 1998 period. Other decreases in revenues were on a contract for the City of Austin of approximately $64,000 from the nine months ended December 31, 1997, compared to December 31, 1998 period.

         Total cost of goods sold for the nine months ended December 31, 1998, increased $755,828 or 40.8% over the cost of goods sold for the nine months ended December 31, 1997. The total cost of goods sold consists of an increase of $490,881 and $571,332 in the cost of goods sold associated with hardware, software and peripherals and network installations, respectively, and a decrease of $306,385 in cost of goods sold associated with service, support and integration.

         The total gross margin for the nine months ended December 31, 1998, decreased 21.05 percentage points to 11.33% compared to the total gross margin of 32.39% for the nine months ended December 31, 1997. The gross margin for hardware, software and peripherals for the nine months ended December 31, 1998, was 3.8% compared to a margin of 34.4% for the nine months ended December 31, 1997. The decrease of 30.6 percentage points is due to market pressures to lower prices on hardware, software and peripherals products from the Company's competitors and customers including the result of the competitive bidding process required for sales to public entities. Contributing to the lower margins for 1998 were sales made below costs as a result of inaccurate estimates of cost by MSI. Procedures are now in place to ensure positive margins on hardware, software and peripherals sales. The gross margin for network installation was 3.13% for the nine months ended December 31, 1998, compared to a gross margin of 25.72% for the nine months ended December 31, 1997. The decrease of 22.58 percentage points relates to increased costs associated with specific significant school district network installation contracts that were in place during each quarter. During the quarter ending September 31, 1998, MSI received a contract of approximately $700,000 with San Felipe Del Rio Consolidated Independent School District ("Del Rio") for network system installation. The margin on this contract was depressed due to the competitive bidding process. Subsequent to September 31, 1998, The Company received numerous purchase orders from Del Rio to perform services beyond the scope of the original contract that allow the opportunity for increased overall margins. As of May 31, 1999, aggregate contracts and purchase orders with Del Rio exceed $1.4 million. The gross margin for service, support and integration was 61.85% for the nine months ended December 31, 1998 compared to a gross margin of 35.0% for the nine months ended December 31, 1997. The increase of 26.85 percentage points is a result of MSI obtaining a service, support and integration contract with Siemens-Nixdorf for system integration. This contract requires that Siemens- Nixdorf supply all hardware and software products to be integrated into the systems. Additional decreases in cost of goods sold are a result of a contract to install Texas State Lottery vending machines in retail businesses. This contract requires GTECH, the Texas lottery contractor, to supply all hardware at cost.

         Selling, general and administrative expenses for the nine months ended December 31, 1998 were $4,280,676 which is 145.5% of revenues. The selling, general and administrative expenses for the nine months ended December 31, 1998 represents an increase over the nine months ended December 31, 1997, of $1,297,835 or 43.5%. Approximately $835,000 of the increase is attributable to the increase in staff. Staff additions include technical staff, sales staff, accounting staff and middle management. These increases are needed as the Company prepares to offer collocation services at its Austin, Texas facility and will also enable the Company to work on larger service contracts. The increases in professional fees of $645,000 is largely attributable to $512,000 paid in fees for technical consulting related to the design and implementation of the collocation services described in the "Recent Developments" section above and obtaining GTE's BBN certification. Occupancy expense increased approximately $167,000 due to facility expansion and increased staffing. Interest expense decreased by $154,000 as a result of a reduction in late fees and interest charged on past due invoices and decreased borrowings.


Year Ended March 31, 1998 Compared with the Year Ended March 31, 1997.


                                COMPARISON TABLE
                          Year Ended March 31, 1998 and
                            Year Ended March 31, 1997



                                         Hardware,                     Service,
                                       Software and     Network       Support and
                                       Peripherals    Installations   Integration      Total
                                       ------------   -------------   -----------   ----------
YEAR ENDED MARCH 31, 1998
Revenues                               $  1,350,869   $     685,711   $   704,241   $2,740,821
Cost of Goods Sold                        1,406,612         997,397       656,625    3,060,634
Gross Margin $()                       $    (55,743)  $    (311,686)  $    47,616   $ (319,813)
Gross Margin (%)                              (4.13)%        (45.45)%        6.76%      (11.67)%

                                         Hardware,                       Service,
                                       Software and       Network      Support and
                                       Peripherals     Installations   Integration      Total
                                       ------------    -------------   -----------   -----------
YEAR ENDED MARCH 31, 1997
Revenues                               $  1,440,725    $   2,767,452   $   457,572   $ 4,665,749
Cost of Goods Sold                        1,109,354        1,605,157       283,724     2,998,235
Gross Margin ($)                       $    331,371    $   1,162,295   $   173,848   $ 1,667,514
Gross Margin (%)                              23.00%           42.00%        37.99%        35.74%

INCREASE/(DECREASE)
Revenues                               $    (89,856)   $  (2,081,741)  $   246,669   $(1,924,928)
Cost of Goods Sold                     $    297,258    $    (607,760)  $   372,901   $    62,399
Gross Margin ($)                       $   (387,114)   $  (1,473,981)  $  (126,232)  $(1,987,327)
Gross Margin (%)                             (27.13)%         (87.45)%      (31.23)%      (47.41)%

         Total revenues for the year ended March 31, 1998 decreased $1,924,928 or 41.3% from 1997. This reduction in revenues occurred primarily as a result of the completion of a large network installation project without any new projects queued to follow coupled with a leveling off of hardware sales.

         Total cost of goods sold for 1998 increased $62,399 or 2.1% from 1997. This increase in cost of goods sold was primarily the result of increased costs of hardware and services, partially offset by decreases in the costs associated with the Company's network services. Costs of goods sold for 1998 as a percentage of revenue was 111.7%. This resulted in a gross margin of ($319,813) or (11.7%) for the year as compared to a gross margin of $1,667,514 for 1997. The gross margin as a percentage of revenues for 1997 was 35.7%. The gross margin percentage experienced in 1997 more closely represents the gross margins Management is working to attain. Extraordinary items experienced in cost of goods sold for 1998 include a cost overrun of approximately $500,000 on a large cabling project for a Texas school district. The project was a lump sum contract and the overrun was absorbed by the Company. Problems experienced with the substantial cost overrun situation have been addressed with better controls, new middle management and improved accounting. Management does not anticipate significant cost overruns in the future.

         Selling, general and administrative expenses in 1998 of $3,447,137 represent 125.8% of revenues. The 1998 selling, general and administrative expenses represent an increase over 1997 of $1,297,238 or 60.3%. Approximately 50% of the selling, general and administrative expense increase, or approximately $623,000, represents the expenses associated with the hiring of increased marketing and technical staff to enable the Company to work on larger service contracts. Other increases include professional fees, which increased approximately $314,923 due to additional legal, accounting and other consultants associated with the Combination and the reporting requirements attendant to being a public company. Interest expense also increased $194,000 due to increased line of credit usage and late fees on overdue accounts.

LOSS OF HUB STATUS

         Until the end of 1996, the Company emphasized the sale of electronics equipment with a concentration in contracts that relied on MSI's status as a "Historically Underutilized Business" ("HUB"). However, in 1997, the Company decided to change its direction to concentrate on communications technology services. As a HUB, MSI received favorable treatment by certain governmental entities in their granting of contracts. The Company generated revenues of approximately $478,000, $414,000 and $919,000 during fiscal years 1999, 1998 and 1997, respectively, from HUB related contracts, or 13%, 15% and 20% of its gross revenues, respectively. With the departure of certain minority officers, MSI has determined not to seek re-certification of its HUB status.


LIQUIDITY AND CAPITAL RESOURCES


         On November 18, 1997, the Company received $2,120,000 upon completion of a private placement whereby 400,000 shares of Series B Preferred were sold to Entrepreneurial Investors, Ltd. ("EIL") for $5.30 per share ("Private Placement Phase I"). The Company also issued 20,000 shares of Series B Preferred to Equity Services, Ltd. ("ESL") as a commission for the completion of Private Placement Phase I. The Company received $371,000 in

October 1997 from two individuals pursuant to two senior convertible notes (the "Notes"), which were secured by an aggregate of 1,050,000 shares of Common Stock of the Company. The Notes were subsequently converted into an aggregate of 70,000 shares of Series B Preferred. On February 4, 1998, the Company received $1,000,004 completing a second private placement whereby 94,340 shares of Series C Preferred were sold to EIL for a purchase price of $10.60 per share ("Private Placement Phase II"). As a commission for the completion of Private Placement Phase II, the Company issued 4,717 shares of Series C Preferred to ESL. By July, 1998, the Company received $2,823,204 completing a third private placement, whereby 266,340 shares of Series D Preferred were sold to fourteen accredited investors for a purchase price of $10.60 per share ("Private Placement Phase III"). The Company also issued 13,317 shares of Series D Preferred to ESL as a commission for the completion of Private Placement Phase III. As of March 31, 1999, the Company has received $4,190,040 in connection with the private placement of the Series E Preferred, 139,668 shares of which were sold for a purchase price of $30.00 per share (the "Series E Preferred"). As a private placement fee for partial completion of the Series E Preferred, the Company issued 6,584 shares of Series E Preferred to ESL. The expenses for Private Placement Phase I, Private Placement Phase II, Private Placement Phase III and the Series E Preferred private placement, including broker fees, commissions (including stock for the private placement fee) and legal and accounting expenses totaled $775,350, $201,291, $978,358 and $502,805 respectively.

         As of December 31, 1998 and March 31,1998, the Company's total assets were $4,236,054 and $2,699,452 respectively, with liabilities of $3,767,853 and $2,607,783, respectively. Current assets of $2,748,414 at December 31, 1998, and $1,898,621 at March 31, 1998, represent 83.3% and 90.8%, respectively, of current liabilities of $3,298,570 at December 31, 1998, and $2,090,701 at March 31, 1998. Improvements in the Company's cash position are a result of improved realization of accounts receivable and funds from increases in shareholders equity resulting from the previously consummated private placements more particularly described above. Reductions in accounts receivable between 1998 and 1997 are a direct reflection of the reduced level of sales experienced in 1998. The Company's liabilities of $3,767,853 at December 31, 1998 consist of $1,600,000 of a fully secured credit line, $1,698,570 of current liabilities and $469,283 of long-term liabilities.

         For the years ended March 31, 1998 and 1997, the Company's total assets were $2,699,452 and $2,514,308, respectively, with liabilities of $2,607,783 and $2,617,892, respectively. Current assets of $1,898,621 and $1,310,495 represent 90.8% and 67.9% of current liabilities of $2,090,701 and $1,929,042.
Improvements in the Company's cash position are a result of improved realization of accounts receivable and funds from increases in shareholders equity resulting from the previously consummated private placements more particularly described above. Reductions in accounts receivable between 1998 and 1997 are a direct reflection of the reduced level of sales experienced in 1998. Accounts receivable balances at March 31, 1998 and 1997 reflect the charge off of $73,252 and $4,249, respectively, of uncollectible accounts receivable. The Company's liabilities of $2,607,783 at March 31,1998, consist of $1,228,966 of a fully secured credit line, $861,735 of current liabilities and $517,082 of long-term liabilities.

         The Company, subsequent to the end of March 31, 1998, paid its Bank One Texas, NA loans in full and substantially reduced the borrowings under its fully secured line of credit with Compass Bank. Net shareholders equity as of December 31, 1998 and March 31, 1998 was $783,922 and $91,669, respectively. During the year ended March 31, 1998, and the nine months ended December 31, 1998, the Company completed Private Placement Phase I, Private Placement Phase II and Private Placement Phase III. Receipt of these funds enabled the Company to reduce its outstanding debt and pay off the past due accounts payable.

         At December 31, 1998, the Company had a working capital deficit of $550,156 compared to a working capital deficit of $192,080 and $618,547 at March 31, 1998 and 1997, respectively. During the nine months ended December 31, 1998, working capital decreased $358,076 from March 31, 1998. During the year ended March 31, 1998, working capital increased $426,467 from March 31, 1997. The balances of its accounts payables, accrued expenses and accounts receivables were increased as a result of increased sales and the resulting increase in related accounts. As of December 31, 1998, the Company was more than 30 days past due on $794,601 or 67% of its accounts payable. As of March 31, 1998 the Company was more than 30 days past due on $170,000 or 57% of its accounts payable.

         The Company has a critical need for additional working capital to meet contractual obligations under the GTE Agreements. Management believes that the GTE Agreements, the Siemens-Nixdorf Agreements and the Southwestern Bell DSL Reseller's Agreement (the "Contracts") have the potential to increase revenue levels, provided that sufficient working capital is obtained. The Company anticipates utilizing the $3.69 million in net proceeds from the Series E Preferred placement and the private placement of 1.5 million shares of Common Stock to satisfy its capital requirements through the second quarter of the fiscal year ended March 31, 2000, by which point it is anticipated that the Contracts will be generating positive cash flow and adequate working capital.

         In addition, the Company is currently consulting with various investment bankers to conduct a $25 million public offering in the second quarter of fiscal year 2000. These funds will be used to satisfy additional capital needs for expansion opportunities associated with the Contracts. In the event the Company is unable to complete the contemplated public offering, the Company will forego the Contracts' expansion opportunities, reduce the number of employees and overhead expenses and concentrate its efforts on the Austin operations. See "Overview" and "Going Concern Issues."

YEAR 2000 ISSUES

         As with other companies, the Company has initiated a program to study the impact on its computer system in order to be year 2000 compliant. This study involved identifying any modifications or replacements of certain hardware and software maintained by the Company. The study has been completed. The Company has identified the computer systems that will require either modification, upgrade or replacement. Implementation of the Company's year 2000 plan should be completed by September 31, 1999. The Company anticipates that in-house personnel will be primarily responsible for completing these tasks and that the costs will be insignificant. As such, the Company believes that the planned modifications, upgrades and replacements of existing systems will be completed in a timely fashion to assure year 2000 compliance, and any related cost will not have a material impact on the Company's results of operations, cash flows, or financial conditions in future periods. The Company has budgeted for $25,000 to address these expenses. In addition, the Company is also taking actions to assure that its customers and vendors are taking steps to remedy their year 2000 issues.

         The Company's BBN Certification is contingent upon the Company's year 2000 compliance. GTE's BBN division has provided a punch-list of issues requiring attention and will continue to provide assistance to ensure the Company's year 2000 readiness. The Company is not incurring any additional unique risks in connection with year 2000 issues. It is however subject to the risk that information and financial resources may be temporarily unavailable. This societal risk may temporarily disrupt cash flows worldwide. The Company believes that by becoming, and assisting its clients and vendors to become, year 2000 compliant it is likely to circumvent that threat. If year 2000 compliance is not achieved by September 31, 1999, the Company will reallocate resources, as necessary, to ensure compliance within three months, thereafter.

INFLATION

         Management does not believe that inflation will have a material impact on the Company's pricing of goods or services since the Company, generally, has the ability to adjust prices for its technical services to meet the current market conditions.

                                    BUSINESS
BACKGROUND

         MSI Holdings, Inc., a Utah corporation ("MSHI" or the "Company"), headquartered in Austin, Texas, is a communications services company specializing in turnkey solutions for high-speed Internet connectivity, communication infrastructure design and installation, and network system integration for customers in both the private and public sectors. MSHI has two wholly-owned subsidiaries, Micro-Media Solutions, Inc., a Texas corporation ("MSI") and TeleVista, Inc., a Texas corporation, doing business as High Power.Net, ("TVI"). TVI was incorporated in August, 1998 and has not yet commenced operations. The Company is publicly traded on the OTC Bulletin Board under the symbol "MSIA".


         MSI was founded in 1993 to provide computer hardware, software programming, system installation and support, maintenance, and media duplication to the public and private sectors. On June 23, 1997, the then shareholders of MSI entered into an agreement and plan of reorganization (the "Combination Agreement") with Mountain States Resources Corporation (now known as MSI Holdings, Inc.), whereby the Company acquired all of the issued and outstanding stock of MSI in exchange for 9,310,000 shares of the Common Stock of the Company (the "Combination"). The Combination was accounted for as a recapitalization. Mountain State Resources Corporation changed its name to Micro Media Solutions, Inc. and in October 1998, changed its name to MSI Holdings, Inc.

         MSHI's facilities in east Austin, Texas are designed for final assembly-type production, system integration services, depot repair (pick-up, repair and return service), warehousing of computer equipment and collocation (remote site Internet access by companies). Currently, the Company is not providing collocation services, but is expected to be able to provide this service by June 1999. These facilities are located in an economically challenged area of Austin to introduce a non-traditional business into the area, to provide high-tech employment skills to the typically underprivileged area residents, and to access a loyal, under-utilized and readily available workforce. In the years since its inception, the Company has grown from a 2 person operation to 71 employees as of May 31, 1999.

                  The Company has focused on systems design and system implementation services and is a certified installer of copper and fiber optic cabling for use in local area and wide area networks supporting data, voice, and video applications. MSHI's computer networking services include system integration and design installation as well as maintenance of local and wide area networks ("LAN/WAN"). In this context the Company also provides hardware and software sales related to its systems designs and implementation services. As of 1997, the Company has been realigning its long-term business strategy to focus on Internet-centric business opportunities including collocation, web-casting (live video and audio feed broadcast over the Internet) and private portal services.


INDUSTRY OVERVIEW


         The Company, through its collocation services, intends to enter the Internet access market in June 1999. This implementation date has been revised from March 1999 to accommodate construction delays and permitting difficulties. According to Hoover's Online industry review of the Internet/Online industry, the Internet access market is currently a $3 billion industry and online services are predicted to generate revenues of $15 billion per year by the year 2003. The increasing demand for data services and Internet connectivity is causing considerable growth in the telecommunications industry. Provider and consumer hardware and software technology have been rapidly advancing. In this evolving market, global access to information has become increasingly important. The Internet has evolved as the preferred medium to handle the demand for increased data transmissions speeds. The Company believes companies in the forefront of developing bandwidth capacity, transmission and processing speeds, and Internet access are best positioned to capitalize on the growth potential in this area of the telecommunications industry. Modem manufacturers are developing faster modems, phone companies are seeking to transmit more data bits through their lines and even direct-broadcast satellite companies, like DIRECT TV, are entering the industry, including Microsoft's recent $1 billion investment in Comcast. One of the main impediments to Internet growth is data transmission speed. The Company believes that, absent increased bandwidth to handle the increasing traffic on the Internet, delays during downloads will continue to be costly and turn away users.

         One of the main impediments to Internet growth is data transmission speed. The Company believes that, absent increased bandwidth to handle the increasing traffic on the Internet, delays during downloads will continue to turn away users. By offering Internet bundled services, the Company plans to provide the market with turn-key solutions to bridge the technology gap. The Company's ability to provide comprehensive information technology solutions, including wider bandwidths, will enhance, in the opinion of management, its ability to provide competitive customer service and generate increasing revenues.


SERVICES AND PRODUCTS


         MSHI is a communications services company specializing in turnkey solutions for high-speed Internet connectivity, communication infrastructure design and installation, and network system integration in the private and public sectors. The Company has plans to implement collocation services by June 1999.

         Until the end of 1996, the Company emphasized the sale of electronics equipment with a concentration in contracts that relied on MSI's status as a Historically Underutilized Business. However, in 1997, the Company elected to change its direction to concentrate on communications technology services. The Company intends to invest in the development of core infrastructure to support collocation and Internet connectivity services by increasing personnel. Without access to additional working capital, it is unlikely that the Company will be able to retain the increased personnel necessary to complete this change in direction to communication technology services.


         MSHI's offers design, development, hosting, and high speed Internet connectivity services, and will provide turn-key collocation services (including on-site services and support). Its system integration services include the certified design and installation of advanced copper and fiber optic lines for both intra- and inter-plant cabling projects in the private and public sectors. The Company also evaluates, installs, maintains, and administers advanced LAN/WAN systems. Its full service system integration services include the procurement, installation, configuration, and testing of key components. Further, the Company's service and support team currently provides service and repair for wireless, data, and voice technology networks throughout the State of Texas.




STRATEGIC OPPORTUNITY


         In July 1998, MSI entered into a renewable 10 year sublease with GTE Intelligent Network Services, Inc. ("GTE") under which MSI agreed to lease a portion of their east Austin facilities to GTE for installation of GTE's Point of Presence ("POP") equipment (the "Sublease"). On May 29, 1998, MSI entered into a 3 year subscription to GTE's Internet Advantage version 5.1 Connection Service granting MSI access to GTE's POP (the "Connection Service"). MSI has also subscribed to GTE's DiaLinx Service for 36 consecutive months, allowing for the resale of Internet access to end-users (the "DiaLinx Service")(the Sublease, Connection Service and DiaLinx Service are collectively referred to as the "GTE Agreement"). GTE's establishment, management and monitoring of multiple domains on behalf of MSI is included in the Connection Service. The Connection Service was upgraded to GTE's Internet Advantage version 6.0 on September 29, 1998. MSI will lease connections to the POP for access to the GTE Internet network to other businesses. MSI will target companies that need direct, high-speed access to the Internet through turn-key collocation services for high volume (known as bandwidth) Internet web applications. Collocation is a service that provides a high speed, high bandwidth connection to the Internet backbone using various backup systems to increase the connection's fault tolerance. By connecting directly to the Internet via the POP, MSI is able to eliminate the local loop, the weakest component in localized Internet connections. The local loop is the wired connection, usually a pair of copper wires called twisted pair, from the telephone company's central office in a locality to its customers' telephones. The local loop was originally designed for voice transmission only using analog transmission technology on a single voice channel. Currently, the user's computer modem converts analog signals in to digital signals. With the Digital Subscriber Line ("DSL") technology, the local loop can carry digital signals directly and at a much higher bandwidth than they do for voice only. MSI will have the capacity to support over four thousand collocation rack spaces. These rack spaces will be used to host the net servers for MSI clients and provide those clients with direct access to the Internet, further avoiding the local loop. When fully implemented, these collocation services are expected to significantly increase MSHI's revenues over the term of the Connection Service and DiaLinx Service. The GTE Agreements provide the potential for MSHI to increase revenue by selling Internet access to various high Internet demand entities for such activities as commerce and academics. It is anticipated that the requisite hardware will be operational on a commercial basis in June 1999.

          As of March 23, 1999, MSI has been certified by GTE's BBN Professional Services as meeting their technology and service quality standards for network architecture, security architecture and facilities design. MSI is the first company to receive this certification. Throughout the last half of fiscal year 1999, MSI, in conjunction with GTE's BBN Professional Services consultants designed and implemented the Internet Accelerator Portal ("IAP(TM)"). The IAP(TM) accelerates end-to-end Internet connectivity, increasing the user's proximity and access speed to the Internet's content through direct connection via the POP. This allows direct access to virtually unlimited bandwidth on demand and eliminates the need for costly local loop circuits. End-users access high speed connectivity services by taking advantage of DSL technology. In May 1999, MSI formed an alliance with Southwestern Bell to provide Southwestern Bell's DSL service ("the Southwestern Bell DSL Reseller's Agreement"). As an authorized reseller of Southwestern Bell's DSL service, MSI will offer its customers (Internet Service Providers ("ISPs") and other resellers) the opportunity to leverage Southwestern Bell's broadband technology and provide them with high speed links, increased bandwidth and Asynchronous Transfer Mode, a cell-based switching technology designed for broadband transmission of voice, data and video. The combined IAP(TM), BBN Certification and DSL Agreement, when operational, will enable MSI's customers to access the Internet or corporate networks up to 200 times faster than conventional analog modems.

         Currently MSHI's operations have been limited primarily to Texas. However, MSHI plans to continue developing its marketing efforts to expand the Company's operations beyond its home state. The Company's strategic alliances with GTE and Southwestern Bell are also being utilized to promote this objective. These agreements allow MSHI to satisfy the market's dynamic demands for connectivity speed and have the potential of quickly moving the Company into other geographic markets by adding additional POPs in other locations and marketing Southwestern Bell's DSL service to ISPs and other bandwidth resellers.

         MSHI's depot service operations and state-wide service networks allow MSHI to provide inside /outside plant cable installations, development of data processing and network technology and provide MSHI the opportunity to add additional bundled-services to its product mix. MSHI is expanding its current lines of depot services to include on-site service and depot operations for maintaining computer equipment related to the Texas State Lottery. MSHI's current depot services clients also include: GTECH Corporation, Transactive Corporation, the State of Texas, Southwestern Bell Corporation and various Texas school districts and university systems.

         The Company's Internet expertise also affords it the opportunity to provide certain, non-traditional information technology services, such as maintaining "virtual" retail distribution centers. MSHI currently maintains the exclusive Hewlett Packard online storefront, which provides web site access to Fortune 100 companies, federal, state and local governmental agencies to purchase Hewlett Packard equipment. Hoover's Online industry review estimates this market sector, with participants like Amazon.com, as a $500 million annual business.


COMPETITION


         The telecommunications industry is highly competitive and the capital requirements for entry are relatively low. The computer and information access markets are characterized by rapidly changing technology and evolving industry standards. Competition exists in both the processing and retail levels and is based primarily on price, product features, reputation for service and quality, sales promotions, merchandising terms, and availability of processing capacity. The Company experiences significant competition from other network computer manufacturers, suppliers of personal computers and workstations, and software developers. Major competitors of the Company include Original Equipment Manufacturers ("OEMs") and distributors, smaller niche-market installers, and information technology providers including system consultants. The size and capitalization of the Company's competitors range from small local companies to multi-national providers such as IBM, DELL and America Online. However, due in part to the Company's change in direction to concentrate on communication technology services, the Company is seeking a significant capital infusion. Without this capital infusion it is likely that the Company will be unable to compete with those entities all of whom have greater capital resources. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Overview" and "Going Concern Issues."

GOVERNMENT REGULATIONS


         The Company previously relied on its status as a HUB to develop is reputation and business. Subsequent to the departure of certain minority officers, MSI has determined not to seek re-certification of its HUB status. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Loss of HUB Status."


FACILITIES


         MSI's two facilities in east Austin consist of approximately 39,5000 square feet and 20,000 square feet, respectively, of leased office and warehouse space with the leases expiring in July 31, 2008, and August 31, 2005, respectively. Each lease contains an option for renewal for an additional 10 years. The larger of the two facilities is designed for collocation, production, system integration services and depot repair while the smaller facility is used as a warehouse.


EMPLOYEES


         At May 31, 1999, MSI had a total of 71 employees, of which 66 are full-time employees. None of MSI's employees are subject to a collective bargaining agreement, and the Company believes its relations with its employees are good.


LEGAL PROCEEDINGS


         As of March 31, 1999, the Company has agreed to settle its lawsuits related to the Company's relationship with a former consultant, Kenneth O'Neal ("O'Neal") and a firm which he controls, Argus Management, Inc. ("Argus"). On December 18, 1997 Argus filed a lawsuit in Kerr County, Texas, 216th Judicial District, to collect on two promissory notes in the aggregate principal amount of $200,000. The Company vigorously defended this lawsuit and filed a related suit against O'Neal and Argus in Travis County, Texas on February 6, 1998, alleging fraud, usury in connection with the promissory notes, and seeking an order from the Court demanding that Argus transfer 293,185 shares of Common Stock of MSI, held by Argus, to various shareholders who have previously purchased such shares (the "Argus Related Shares"). The agreed upon settlement provides that Argus return 200,250 shares of MSHI's Common Stock to MSHI, that MSHI tender $250,000 to Argus and that MSHI issue the balance of 92,935 shares of Common Stock as restricted shares. The parties have agreed to cancel the two promissory notes from MSHI to Argus and release all other claims among the parties.


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


         As of May 31, 1999, MSHI's current executive officers and directors, their titles, ages and tenure are as follows:



                                                                                           PERIOD FROM
       NAME                        AGE                  POSITION                           WHICH SERVED
       ----                        ---                  --------                           ------------

Roger M. Lane                       51      Chief Operating Officer, President            March 24, 1999

Glenn Birk                          36      Vice President of Sales                       February 22, 1999

Stephen Hoelscher                   40      Secretary                                     April 22, 1999

Ernesto M. Chavarria (1)(2)         43      Chairman of the Board Of Directors            February 16, 1998

Jose G. Chavez                      48      Director                                      June 23, 1997

Jon J. King                         59      Director                                      May 19, 1999

                                                                                           PERIOD FROM
       NAME                        AGE                  POSITION                           WHICH SERVED
       ----                        ---                  --------                           ------------

Blandina Cardenas (1)(2)            43      Director                                      February 16, 1998
Daniel Dornier (1)(2)               36      Director                                      July 21, 1998
Mitchell C. Kettrick                32      Director                                      June 23, 1997


--------------------
     (1) Members of the audit committee.

     (2) Members of the compensation committee



     The Company has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person pursuant to which any such executive officer was or is to be elected to such office or offices. All officers of the Company serve at the pleasure of the Board of Directors. All Officers of the Company will hold office until the next annual meeting of the Shareholders of the Company.


BIOGRAPHICAL INFORMATION


     Roger M. Lane, Chief Operating Officer, joined MSI in March 1999. He has more than 20 years of experience in operations and logistics management in the computer, copier, and software industries. Prior to joining MSI, Mr. Lane was the Chief Operating Officer at Techworks, Inc. in Austin, Texas. Prior to that, Mr. Lane was Vice- President of Operations at Ashton-Tate Corporation in Torrance, California and Vice-President of Logistics at Intellogic Trace, Inc. and Datapoint Corporation, both of San Antonio Texas. He holds a Bachelors of Science degree in Mechanical Engineering from the University of Maine at Orono, and a Masters of Science degree in Management (Inventory and Production Control) from Rensselaer Polytechnic Institute, Troy, New York.

     Glenn Birk, Vice President of Sales, has over 9 years of experience in sales at NCR, AT&T, Lawson Software, and BBN/GTE. Prior to joining MSI in February 1999, Mr. Birk was an Account Executive for BBN/GTE and was recognized as the company's sixth leading sales representative for 1998. He is responsible for leading MSI's sales force. He holds a Bachelors of Business Administration degree in Marketing from the University of Texas at Austin.

     Stephen Hoelscher, CPA, Secretary, and Chief Accounting Officer has 17 years of accounting and auditing experience. Mr. Hoelscher has served as MSI's Controller since 1997. Prior to joining the Company, Mr. Hoelscher was the Controller for Protos Software Company in Georgetown, Texas for two years. Mr. Hoelscher was an Audit Manager with Brown, Graham and Company for the seven years immediately preceding his time at Protos. His background includes work with public companies, banks, and government entities. His responsibilities include managing the accounting department, establishing banking and external audit relationships, and meeting SEC requirements. Mr. Hoelscher received a Bachelors of Business Administration in Accounting from West Texas A&M University (formerly West Texas University) in Canyon, Texas in 1981.

     Ernesto M. Chavarria, Director, has over 25 years experience providing consulting services in the area of international business development and public affairs to Fortune 500 Companies. Mr. Chavarria has been the President of ITBR, Inc., an international overseas consulting company since 1990. Mr. Chavarria has been a Director of the Company since November 1997. Mr. Chavarria holds a Bachelors of Business Administration degree from The University of Texas at Austin.

     Jose Chavez, Director, has over 25 years' experience in manufacturing, engineering, system design and development, energy engineering, and computer technology management. Mr. Chavez was Plant Manager for HDS, a division of Hart Graphics, Inc., a computer disk manufacturer for 1991 to 1993, and Manufacturing Manager for CompuAdd Corporation, a personal computer manufacturer from 1989 to 1991. Prior to working at CompuAdd, Mr. Chavez was a section head at Hughes Aircraft for nine years. Mr. Chavez obtained a Master of Administrative Management degree from the University of Redlands Business School in 1981 and a Bachelor of Science degree in

Electrical Engineering from the University of Texas at El Paso in 1975. Mr. Chavez has been a director of the Company since June, 1997. Mr. Chavez was terminated as the President and CEO of MSHI on April 20, 1999.

     Jon J. King, Director, has over 20 years of experience as a private venture capital investor. For the past three years Mr. King has served as the U.S. investment manager for Entrepreneurial Investors Ltd., a European private equity fund and beneficial owner of at least 10% the Company Common Stock. For the two years before that, Mr. King served as a consultant to various private companies. In 1962, Mr. King obtained a Bachelors of Science degree in Engineering from Purdue University in West Lafayette, Indiana.


     Blandina Cardenas, Director, has been a Professor at the LBJ Institute for Teaching and Learning since 1993 and has served as a Director of the Office of Minorities in Higher Education. She has also served as the Commissioner of Presidential Appointments to the U.S. Commission of Civil Rights. Ms. Cardenas has also been an Associate Professor at the University of Texas at San Antonio for over 14 years. Ms. Cardenas has been a Director of the Company since November 1997.

     Daniel Dornier, Director, brings over a decade's worth of investment banking experience to the Company. Since 1995, Mr. Dornier has been the President of Dornier Capital Advisers, where he manages investment portfolios for high net worth in the U.S. and Europe. Between 1993 and 1995, Mr. Dornier was a private investment manager for various companies owned by the Dornier family. He was previously an investment banker at SBC Warburg, Dillon, Reed from 1991 to 1993. In 1989, he obtained his Master of Business Administration from the City University of Bellevue, Washington, the Zurich, Switzerland campus, and in 1984 he received a Bachelor of Business Administration degree from the University of Nuertingen, Germany.


     Mitchell Kettrick, Director, has over 12 years of experience in manufacturing, test diagnostics and networking. As MSI's co-founder and Chief Technology Officer, he oversaw technical services, systems design, and information services. Mr. Kettrick was the Quality Assurance Manager for Hart Distribution Service, a computer disk manufacturer, in 1992 and the Manufacturing Systems Test Manager for CompuAdd Corporation, a personal computer manufacturer, from 1987 to 1991. Mr. Kettrick received an Associate degree in Computer Maintenance Technology from Texas State Technical College in 1987. Mr. Kettrick has been a director of the Company since June 1997. Mr. Kettrick was terminated as the Company's Vice-President and Secretary on April 20, 1999.

RECENT CHANGES

     As of January 29, 1999, David W. Hill and Tom M. Upton, the former Chief Financial Officer and Vice- President of Sales, respectively, resigned to pursue other interests. On April 20, 1999, Jose Chavez, Mitchell Kettrick and Jaime Munoz, the President and CEO, Secretary and Vice-President of Operations, respectively, were terminated.

BOARD COMMITTEES

     Currently, the Company maintains (i) a Compensation Committee, consisting of three Board Members, one of which is to be designated by the holders of the Series B Preferred and (ii) an Audit Committee consisting of three Board Members. Currently the Compensation Committee and Audit Committee consist of Ernesto M. Chavarria, Blandina Cardenas and Daniel Dornier.


COMPENSATION OF DIRECTORS


     Each director who is not an employee of the Company (the "Outside Directors") are paid the sum of $1,000 for each meeting of the Board of Directors attended by them. Additionally, they are reimbursed for expenses incurred in attending meetings of the Board of Directors and related committees. As of May 20, 1999, MSI has four Outside Directors: Ernesto M. Chavarria, Jon J. King, Blandina Cardenas and Daniel Dornier.

INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     As permitted by the Utah Business Corporation Act, as amended, the Company has included in its Revised Articles of Incorporation a provision that the Company may indemnify its officers, directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.


     The following table sets forth compensation for the Chief Executive Officer ("CEO"), and the four most highly compensated other executive officers whose salary and bonus for fiscal 1999 was $100,000 or greater (collectively, the "Named Executives"). Only the former CEO and two other former executive officers of MSI received salaries and bonuses in excess of $100,000 in fiscal 1999. Consequently, only the former CEO and two other former executive officers appear in this table.


                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE


===================================================================================================================
                                                                       Long Term Compensation
                                                                  =================================
                                       Annual Compensation                Awards          Payouts
===================================================================================================================
         (a)                (b)      (c)        (d)          (e)          (f)        (g)       (h)        (i)

                                                                                  Securities
                                                                       Restricted Underlying
       Name and                                          Other Annual    Stock     Option/     LTIP     All Other
  Principal Position       Year     Salary      Bonus    Compensation    Award(s)  SAR's(#)   Payouts  Compensation
===================================================================================================================
JOSE G CHAVEZ              1999    $ 95,000    $     0      $7,800         $0    $      0        $0         $0
(former President & CEO)   1998     105,500          0           0          0      62,500         0          0
                           1997      50,500     34,000           0          0           0         0          0
                           1996      87,000     13,000           0          0           0         0          0

MITCHELL KETTRICK          1999    $ 68,000    $     0      $    0         $0    $      0        $0         $0
(former V.P. & Secretary)  1998      75,000          0           0          0      31,250         0          0
                           1997       5,200          0           0          0           0         0          0
                           1996      45,000          0           0          0           0         0          0

DAVID W. HILL              1999    $ 47,000    $     0      $    0         $0    $151,000        $0         $0
(former CFO)
===================================================================================================================


EMPLOYMENT CONTRACTS


         As of March 24, 1999, the Company entered into an employment agreement with Roger M. Lane, Chief Operating Officer (the "Lane Agreement"). The Lane Agreement provides for an annual salary of $120,000 and reimbursement of ordinary, necessary and documented business expenses. In addition, the Lane Agreement provides for a stock option to purchase up to 450,000 shares of Common Stock vesting as follows: (i) options to purchase 100,000 shares of Common Stock will vest at six months after the grant date of March 24, 1999; (ii) options to purchase an additional 110,000 shares of Common Stock will vest on the first anniversary of the grant date; and (iii) options to purchase 120,000 shares will vest on each of the second and third anniversary of the grant date. The agreement is terminable by either party.

         On June 15, 1997, the Company entered into employment agreements with Jose Chavez, President and CEO (the "Chavez Agreement"), Mitchell Kettrick, Vice President (the "Kettrick Agreement"). Messrs. Chavez and Kettrick had agreed to renegotiate the option terms of the Chavez and Kettrick Agreements, The re-negotiations were expected to be but were not concluded by January 1999. On April 20, 1999, the Company terminated Messrs. Chavez and Kettrick.


                              CERTAIN TRANSACTIONS


         Certain officers, directors, shareholders and employees of the Company have ownership interests in entities to which the Company has advanced monies for working capital and expenses. The advances were converted to notes and were personally guaranteed by the shareholders of the related entities. The schedule below lists the names of the shareholders and their percentage of ownership.



                                   Prima
                                   Development &              Quality                   Salas
                                   Construction, Inc.         Communications, Inc.     Concessions, Inc.
Name of Stockholder                                  (Percentage of Ownership)
--------------------------------------------------------------------------------------------------------
Jose G. Chavez (1)(2)                     26                             28                     33
Frank Rodriguez (1)                       15                              5                      -
Andrew Ramirez (1)                        26                             27                     35
George Villalva (1)                       15                              5                      4
Mitchell C. Kettrick (1)(2)               18                             10                     13
Bruce Funderburk                           -                             20                      -
Laurel Funderburk                          -                              5                      -
                                         ---                            ---                     --
TOTALS                                   100                            100                     85
                                         ===                            ===                     ==


------------------------


         (1)      Former officers of MSHI
         (2)      Director of MSHI

         Certain directors of the Company serve as officers, directors and advisors to these related companies on an as needed basis and their involvement is minimal.


         As of March 31, 1998 and 1997, the Company had amounts due from the following related entities:

                    10% NOTE RECEIVABLE FROM RELATED PARTIES


                                                          1998            1997
                                                         -----          --------

  Prima Development & Construction, Inc.                 $ -0-          $337,597
  Quality Communications, Inc.                             -0-            84,394
  Salas Concessions, Inc.                                  -0-           140,048

         TOTAL                                           $ -0-          $562,039
                                                         =====          ========


         The referenced loans were made by MSI to the named entities for the operating working capital purposes of their respective businesses. MSHI has never entered into a contract with any of the referenced entities for the provision of goods or services. As of March 31, 1998, no amounts were owed to the Company by any of the entities listed above. In addition, the Company does not intend to loan any additional funds to the above named entities in the future.

         The shareholders of MSHI set forth above signed personal guarantees for all the notes and leases. Prima Development & Construction, Inc. ("Prima"), a construction and fiber optics cabling firm, executed the original loan agreement during the year ended March 31, 1997, with the principal amount of the loan of $185,000. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $2,444.79. The annual interest rate on the note is 10%. An amendment to the loan agreement with Prima was executed to incorporate funds advanced from MSI. The principal amount of the amendment is $66,983. Throughout the year ended March 31, 1998, MSI loaned an additional $85,614 to Prima on an as needed basis. Interest is due and payable monthly as it accrues, commencing on January 2, 1998 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $885. The annual interest rate on the note is 10%. The loan, as amended, was repaid in full during the year ended March 31, 1998. During the quarter ended December 31, 1998, Prima advanced $32,000 to MSHI. The advance bore no interest and was repaid within 10 days of its origination. The ownership of Prima includes owners of MSHI as well as other outside investors.

         Quality Communications, Inc. ("QCI"), a telecommunications corporation, executed a loan agreement during the year ended March 31, 1997, in the principal amount of $84,394. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $1,025. The annual interest rate on the note is 10%. The loan was repaid during the year ended March 31, 1998. The shareholders of QCI include officers, directors and shareholders of MSHI as well as other outside investors.

         Salas Concessions, Inc. ("Salas"), a food service corporation, executed a loan agreement during the year ended March 31, 1997, in the principal amount of $133,700. Interest is due and payable monthly as it accrues, commencing on April 10, 1997 and continuing on the same day of each month thereafter during the term of the note. Principal and interest are payable in monthly installments of $1,767. The annual interest rate on the note is 10%. The loan was subsequently amended and MSI loaned Salas an additional $6,348. The full loan, as amended, was repaid during the year ended March 31, 1998. The shareholders of Salas include officers, directors and shareholders of MSHI as well as other outside investors.

         During the years ended March 31, 1997 and 1998, the above listed entities did not pay interest to the Company. During the same periods, no other income or expense was received from or paid to the above listed entities.


                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 1999, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive, and (iv) all directors and officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have investment and voting power with respect to such shares, subject to community property laws where applicable.




------------------------------------------------------------------------------------------------------
          NAME AND ADDRESS              NUMBER OF             PERCENT OF             PERCENT OF FULLY
                                         SHARES         OUTSTANDING SHARES (1)      DILUTED SHARES (2)
======================================================================================================
Blandina Cardenas (3)                          5,000            0.02%                     0.02%
501 Waller Street
Austin, Texas 78702

Ernesto Chavarria (3)                         75,000            0.34%                     0.28%
501 Waller Street
Austin, Texas 78702

Jose Chavez (4)                            6,675,000           30.16%                    24.49%
501 Waller Street
Austin, Texas 78702

Daniel Dornier (5)                           340,000            1.56%                     1.25%
501 Waller Street
Austin, Texas 78702

Entrepreneurial Investors Ltd.(6)          8,286,800           27.00%                    30.40%
P.O. Box 40643
Freeport, Bahamas

------------------------------------------------------------------------------------------------------
          NAME AND ADDRESS              NUMBER OF             PERCENT OF             PERCENT OF FULLY
                                         SHARES         OUTSTANDING SHARES (1)      DILUTED SHARES (2)
======================================================================================================
Stephen Hoelscher (7)                         22,000            0.10%                     0.08%
501 Waller Street
Austin, Texas 78702

Mitchell Kettrick (8)                      1,500,000            6.54%                     5.50%
501 Waller Street
Austin, Texas 78702

Luana Pearce (9)                           1,250,000            5.73%                     4.59%
4545 Golf Vista Dr.
Austin, Texas 78730

All Directors and                          8,617,000           38.72%                    31.61%
Officers as a Group (10)
------------------------------------------------------------------------------------------------------



         (1) Calculations are based on 21,802,016 outstanding shares of Common Stock as of May 31, 1999. All common shares held by the Officers and Directors listed above are "restricted securities" and as such are subject to limitations on resale. The shares held by the officers and directors may be sold pursuant to Rule 144 under certain circumstances, subject to certain Lock-Up Agreements.
         See "Shares Eligible for Future Sale - Lock-Up Agreements."

         (2) Assumes conversion of all options and warrants held by the above named group. Calculations of fully diluted ownership are based on 27,259,190 shares of Common Stock which would be issued and outstanding if all of the Series B, Series C, Series D, and Series E Preferred shares were converted, all the of the Warrants and Options outstanding as of March 31, 1999 were exercised and all the 1,500,000 shares of Common Stock the Company has received commitments for as of March 31, 1999, were issued.

         (3) These directors are the beneficial owners of shares issued as additional compensation. The reflected shares are contained within the shares being registered hereunder. These officers and directors are included in this table for disclosure purposes only.

         (4) Includes 6,575,000 shares of Common Stock outstanding and 100,000 shares of Common Stock issuable upon exercise of Mr. Chavez's Options.

         (5) Includes 339,950 shares of Common Stock, 79,950 of which were issued upon the conversion of 7,995 shares of Series E Preferred, and 50,000 shares issuable upon conversion of 5,000 Shares of Series E Preferred.

         (6) Entrepreneurial Investors, Ltd.("EIL") is the beneficial owner of an aggregate of 8,286,800 shares of Common Stock consisting of: (i) 943,400 shares of Common Stock issued upon conversion of 94,340 shares of Series C Preferred, (ii) 4,943,300 shares of Common Stock issued upon conversion of 399,995 shares of Series B and 94,335 shares of Series D Preferred shares, (iii) 100 shares of Common Stock issuable upon conversion of 5 shares of Series B and 5 shares of Series D Preferred shares, and (iv) 2,400,000 shares of Common Stock issuable upon the exercise of Class A Warrants granted in conjunction with the Private Placement Phase I.

         (7) Includes 19,000 shares of Common Stock held by Mr. Hoelscher and 3,000 shares of Common Stock held by Mr. Hoelscher's three children, 1,000 shares each.

         (8) Includes 1,425,000 shares of common Stock outstanding and 75,000 shares of Common Stock issuable upon the exercise of Mr. Kettrick's Options.

         (9) Includes 550,000 shares of Common Stock acquired from Jose Chavez, the former President of MSHI, 475,000 shares of Common Stock acquired from George Villalva, a former director of MSI, and 225,000 shares of Common Stock acquired from Argus Management, Inc. See "Management, Discussion and Analysis of Financial Condition and Results of Operation -- Legal Proceedings."

         (10) Includes 8,441,950 shares of Common Stock outstanding, 50 shares of Common Stock issuable upon the conversion of 5 shares of the Series E Preferred held by Mr. Dornier, 100,000 shares of Common Stock issuable upon exercise of Mr. Chavez's Options and 75,000 shares of Common Stock issuable upon exercise of Mr. Kettrick's Options.


         Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, by notice of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges shall be deemed to be outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.


         There are no contractual arrangements or pledges of the Company's securities, known to the Company, which may at a subsequent date result in a change of control of the Company.


                              SELLING SHAREHOLDERS

         The following table sets forth the ownership of the Common Stock assuming conversion of the Series B Preferred, Series C Preferred, Series D Preferred, the exercise of the Warrants and assuming the exercise of the Placement Agent's Option, the Placement Agent's Option II, and the Placement Agent's Option III.



                                                         RELATION TO
                           NAME                             MSHI            TOTAL SHARES      PERCENT(+)
                           ----                             ----            ------------      ----------

Beatrice Schaefer (1)                                                           324,089          1.19%
Heinz C. Winzeler (2)                                                           961,089          3.53%
Entrepreneurial Investors, Ltd.(3)                                            8,320,682         30.52%
Equity Services, Ltd.(4)                                                        382,529          1.40%
C. J. and Florence Adams (5)                                                        100          0.00%
Gerald and Gay Adams (5)                                                            500          0.00%
Mark and Patricia Adams (5)                                                         250          0.00%
Luana Pearce, Trustee of Luana Pearce Trust (5)                                  15,000          0.06%
Mary Dietze (5)                                                                   5,000          0.02%
Jim Pearce (5)                                                                    3,000          0.01%
Beula Mae Pearce (5)                                                              2,500          0.01%
C. W. Cupp (5)                                                                   10,000          0.04%
Dave Pistorius (5)                                                                7,000          0.03%
Luana Pearce (5)                                                                225,000          0.83%
John Stockton (5)                                                                13,335          0.05%
Fred Shelton (5)                                                                  1,500          0.01%
Floyd Tate (5)                                                                    2,667          0.01%
Fred Kettrick (5)                                                                 1,333          0.00%
Norm Mendeke (5)                                                                  3,000          0.01%
Mike Batson (5)                                                                   3,000          0.01%
Michael Jahr (6)                                                                100,576          0.37%
Rainier Bischoff (6)                                                            100,576          0.37%
Helmut Heinzel (6)                                                              100,576          0.37%

                                                         RELATION TO
                           NAME                             MSHI            TOTAL SHARES      PERCENT(+)
                           ----                             ----            ------------      ----------

Thomas Heinzel (6)                                                              100,576          0.37%
Heinz Schmitz (6)                                                               100,576          0.37%
Cornelius Dornier (7)                                                           150,863          0.55%
David Dornier (8)                                                                30,173          0.11%
Matthia Dornier (6)                                                             100,576          0.37%
Gabriele Dornier (7)                                                            150,863          0.55%
Peter Widenmann (9)                                                              10,058          0.04%
Stephen Pampush (9)                                                              10,058          0.04%
Silvius Dornier (10)                                                            382,187          1.40%
Herman Ebel (11)                                                                191,094          0.70%
Penninsular Corp                                                                 50,288          0.18%
Martina Rodriguez (12)                                    Employee                3,250          0.01%
Roy Barrientes (12)                                       Employee                5,000          0.02%
Amador DeLeon (12)                                        Employee               31,000          0.11%
Trisha Truong (12)                                        Employee                8,000          0.03%
Michael A. Chavez (12)                                    Employee               11,500          0.04%
Heidi Sellman (12)                                        Employee                3,000          0.01%
Antonia Ramirez (12)                                      Employee                1,000          0.00%
Abel Herrerra (12)                                        Employee                1,500          0.01%
Lauro Bustamante (12)                                     Employee                1,500          0.01%
Robert Loera (12)                                         Employee                5,000          0.02%
Oziel Rios (12)                                           Employee                  500          0.00%
Gary Salbeck (12)                                         Employee                3,000          0.01%
Maria Lopez (12)                                          Employee                1,000          0.00%
Matt Evans (12)                                           Employee                8,000          0.03%
Kenneth Miller (12)                                       Employee                3,000          0.01%
Jim Heron (12)                                            Employee                1,500          0.01%
Paul Samaripa (12)                                        Employee                6,000          0.02%
Emma Barrientos (12)                                      Employee                1,000          0.00%
Tamara Shiplet (12)                                       Employee                2,500          0.01%
Dana Hall (12)                                            Employee                2,500          0.01%
Richard Ray (12)                                          Employee                2,500          0.01%
Iona Smith (12)                                           Employee                2,000          0.01%
Larry Awalt (12)                                          Employee                1,500          0.01%
Ann Jun (12)                                              Employee                3,500          0.01%
Mary K. Marlatt (12)                                      Employee                3,500          0.01%
Randy Barber (12)                                         Employee               41,000          0.15%
John Miller (12)                                          Employee                1,500          0.01%
Stephen Hoelscher (12)                                    Employee               25,000          0.09%
Jose A. Lara (12)                                         Employee                1,500          0.01%
Duffy Hobbs (12)                                          Employee                3,000          0.01%
Lisa Nieri (12)                                           Employee                4,500          0.02%
Jaime Munoz (12)                                          Officer                80,000          0.29%
Scott Cannon (12)                                         Employee                1,000          0.00%
Linda Wolf (12)                                           Employee                  500          0.00%
Bryan Cotter (12)                                         Employee                3,500          0.01%
Melissa Toney (12)                                        Employee                1,000          0.00%
Rafael Andrada (12)                                       Employee                1,500          0.01%
Michele Schulte (12)                                      Employee                1,000          0.00%
Stephanie Moya (12)                                       Employee                1,000          0.00%
Dick Young (12)                                           Employee                2,000          0.01%
Sandra Boesch (12)                                        Employee                3,000          0.01%

                                                         RELATION TO
                           NAME                             MSHI            TOTAL SHARES      PERCENT(+)
                           ----                             ----            ------------      ----------

Linda Garrett (12)                                        Employee                1,800          0.01%
Anabella Ferris (12)                                      Employee                2,500          0.01%
John Roam (12)                                            Employee                1,500          0.01%
Peter Cantu (12)                                          Employee                1,000          0.00%
Jason Ross (12)                                           Employee                1,500          0.01%
Jesus Martines (12)                                       Employee                1,000          0.00%
Steve Laird (12)                                          Employee                1,000          0.00%
Pete Gutierrez (12)                                       Employee                1,000          0.00%
Gigi Edwards (12)                                         Employee                3,000          0.01%
Susan Cloutier (12)                                       Employee                3,000          0.01%
Carlos Baca (12)                                          Employee                1,000          0.00%
Joseph Rodrigues (12)                                     Employee                2,500          0.01%
Neil Edwards (12)                                         Employee                3,500          0.01%
Todd Wagner (12)                                          Employee                2,000          0.01%
Shane Black (12)                                          Employee                  500          0.00%
Mark Peevey (12)                                          Employee                  500          0.00%
Richard Woods (12)                                        Employee                  500          0.00%
Ricardo Martinez (12)                                     Employee                  500          0.00%
Vivian Torres (12)                                        Employee                  500          0.00%
Ken Wilson (12)                                           Employee                  500          0.00%
Jaimison Clark (12)                                       Employee                1,000          0.00%
David Painter (12)                                        Employee                1,500          0.01%
Nydia Rojas (12)                                          Employee                1,000          0.00%
Chrisitina DeLeon (12)                                    Employee                  750          0.00%
Marie Louissaint (13)                                     Consultant              2,000          0.01%
Blandina Cardenas (13)                                    Director                5,000          0.02%
Donna Gandy (13)                                          Consultant             14,000          0.05%
Ernesto Chavarria (13)                                    Director               75,000          0.28%
UniCorp, Inc. (13)                                        Consultant              2,000          0.01%
Dr. Clifton Barnhart (13)                                                        15,000          0.06%
Michael E. Austin (13)                                                           13,000          0.05%
Panther Consulting, Inc (14)                                                    400,000          1.47%
Pinecrest Associates, Inc (15)                                                  418,020          1.53%
Adjustments (16)                                                                575,600          2.11%


--------------

(+) The calculations used to drive the percentages assume exercise and conversion of all warrants and conversion rights into the underlying shares of Common Stock. Consequently, the percentages were based on an aggregate of 27,259,190 shares of Common Stock outstanding.

(1) Consists of 200,000 shares of Common Stock issued upon conversion of 20,000 shares of Series B Preferred, 120,000 shares of Common Stock issued upon execution of Class A Warrants granted in conjunction with the Notes, and 2,938 shares of Common Stock issued for payment of interest by the Company, all of which were received in connection with a Senior Convertible Note, dated September 30, 1997, and converted on December 31, 1997.

(2) Consists of 500,000 shares of Common Stock issued upon conversion of 50,000 shares of Series B Preferred , 300,000 shares of Common Stock issued upon execution of Class A Warrants granted in conjunction with the Notes, 7,348 shares of Common Stock issued for payment of interest by the Company, all of which were received in connection with a Senior Convertible Note, dated September 30, 1997, and converted on December 31, 1997, and 15,000 shares of Series D Preferred convertible into 150,000 shares of Common Stock.

(3) Entrepreneurial Investors, Ltd. ("EIL") is a widely held company with 15 shareholders and approximately $61,000,000 in assets as of June 30, 1998, the date of its last audit. Robert E. Cordes is President and a director of EIL. EIL's shares consist of 943,400 shares of Common Stock issued upon conversion of 94,340 shares of Series C Preferred, 400,000 shares of Series B Preferred convertible into 4,000,000 shares of Common Stock, Class A Warrants covering 2,400,000 shares of Common Stock, and 94,340 shares of Series D Preferred convertible into 943,400 shares of Common Stock.

(4) Equity Services Ltd. ("ESL") is owned by four foreign corporations. Ms. Lynn Turnquest is ESL's managing Director. The shares attributed to ESL consist of 200,000 shares of Common Stock issued upon conversion of 20,000 shares of Series B Preferred, 47,170 shares of Common Stock issued upon conversion of 4,717 shares of Series C Preferred, and 133,170 shares of Common Stock issued upon conversion of 13,317 shares of Series D Preferred.

(5) The shares were issued to shareholders who previously paid for these shares, although such shares were the subject of litigation, which has now been settled. See "Management, Discussion and Analysis of Financial Condition and Results of Operation -- Legal Proceedings."


(6) This number consists of 10,000 shares of Series D Preferred Stock convertible into 100,000 shares of Common Stock.

(7) This number consists of 15,000 shares of Series D Preferred Stock convertible into 150,000 shares of Common Stock.

(8) This number consists of 3,000 shares of Series D Preferred Stock convertible into 30,000 shares of Common Stock.

(9) This number consists of 1,000 shares of Series D Preferred Stock convertible into 10,000 shares of Common Stock.

(10) This number consists of 38,000 shares of Series D Preferred Stock convertible into 380,000 shares of Common Stock.

(11) This number consists of 19,000 shares of Series D Preferred Stock convertible into 190,000 shares of Common Stock.


(12) These shares are issuable to the Company's employees as compensation.

(13) These shares are issuable to the Company's consultants for services rendered.

(14) This number consists of 400,000 shares of Common Stock issuable upon exercise of the Placement Agent's Option. The options were purchased from ESL by Panther Consulting, Inc. ("Panther"), effective November 23, 1998. D.A. Kent is Panther's President.

(15) This number consists of: Class A Warrants covering 120,000 shares of Common Stock, 47,170 shares of Common Stock issuable upon exercise of the Placement Agent's Option II, 250,850 shares of Common Stock issuable upon exercise of the Placement Agent's Option III., The options were purchased from ESL by Pinecrest Associates, Inc. ("Pinecrest"), effective November 23, 1998. Sylvia Seymour is Pinecrest's President.

(16) This number includes 575,600 shares of Common Stock previously registered but no longer included in the Selling Shareholders table, including: (i) 543,000 shares of Common Stock that were issuable upon satisfaction of a note receivable payable in cash or certain intellectual property rights, said Note having since been canceled and the underlying Subscription Agreement rescinded, See Note 10 to the financial statements; (ii) 9,600 shares of Common Stock issued to Laura Chavez; (iii) 3,500 shares of Common Stock issued to Tammie Delaney; (iv) 12,000 shares of Common Stock issued to Katina Kettrick; and (v) 7,500 shares of Common Stock issued to Lilia I. Mena.

                              PLAN OF DISTRIBUTION

         The Shares of Common Stock may be offered and sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making decisions with respect to the offer, sale or transfer of their Shares at prices related to the then current market price or in negotiated transactions. The Shares may be sold by the Selling Shareholders in one or more transactions on the OTC Bulletin Board or otherwise at market prices then prevailing or in privately negotiated transactions. The Shares may be sold by one or more of the following: (i) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (ii) purchases and resale by a broker-dealer for its account pursuant to this Prospectus, and (iii) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has not been advised by the Selling Shareholders that they have, as of the date hereof, made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate, and, in such case, broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale.

         In offering the Shares, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Accordingly, any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.10 par value, and 10,000,000 shares of Preferred Stock, $2.00 par value.

COMMON STOCK


         Holders of shares of Common Stock are entitled to one vote for each share held of record on matters to be voted on by the shareholders of the Company. Subject to the prior rights of holders of Preferred Stock, holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors, out of funds legally available to the Company. The Company currently intends to retain all future earnings for the use in the operation of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy." The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and non-assessable except that the: (i) 9,600 shares issued to Laura Chavez; (ii) 12,000 shares issued to Katina Kettrick; and (iii) 7,500 shares issued to Lilia I. Mena may not be fully paid.


PREFERRED STOCK

         The Board of Directors has the authority to cause the Company to issue without further vote or action by the shareholders, up to 10,000,000 shares of Preferred Stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control.

         Although the Company had at one time designated 50,000 shares of Series A Preferred Stock, all such shares have been canceled in connection with the Combination Agreement.

         On November 12, 1997, the Company filed with the Utah Secretary of State a Certificate of Designation, Preferences, Rights and Limitations of Series B Cumulative Preferred Stock, authorizing 420,000 shares of Series B 5% Cumulative Convertible Non-Voting Preferred Stock (the "Series B Certificate"). All 420,000 shares were issued on November 12, 1997 in connection with the Private Placement Phase I. The Series B Certificate was subsequently amended on January 29, 1998, to increase the number of Series B Preferred authorized to 490,000. The additional 70,000 shares of Series B Preferred were issued on February 11, 1998, upon conversion of the Notes. Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $5.30 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $0.53, subject to adjustment upon certain events. The holders of Series B Preferred Stock are entitled to cumulative dividends at an annual rate of 5% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive trading days preceding the payment date.


         On January 29, 1998, the Company filed with the Utah Secretary of State a Certificate of the Designation, Preferences, Rights and Limitations of Series C Cumulative Preferred Stock, authorizing 99,057 shares of Series C 6% Cumulative Convertible Non-Voting Preferred Stock. All 99,057 shares of Series C Preferred were issued on January 30, 1998 in connection with the Private Placement Phase II. Each share of Series C Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $10.60 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $1.06, subject to adjustment upon certain events. The holders of Series C Preferred Stock are entitled to cumulative dividends at an annual rate of 6% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive trading days preceding the payment date. The Series C Preferred holders have liquidation rights in parity with the Series B Preferred holders.


         On April 22, 1998, the Company filed with the Utah Secretary of State a Certificate of the Designation, Preferences, Rights and Limitations of Series D Cumulative Preferred Stock, authorizing 247,642 shares of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock (the "Series D Certificate"). The Series D Certificate was subsequently amended on May 14, 1998, May 21, 1998, and June 26, 1998, to increase the number of Series D Preferred authorized to 258,657, 274,407 and 279,657, respectively. A total of 279,657 shares of Series D Preferred were issued in three phases which were completed on July 8, 1998 in connection with the Private Placement Phase III. Each share of Series D Preferred Stock is convertible, at any time, at the option of the holder, into the number of shares of the Company's Common Stock determined by dividing (i) the sum of $10.60 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $1.06, subject to adjustment upon certain events. The holders of Series D Preferred Stock are entitled to cumulative dividends at an annual rate of 6% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive trading days preceding the payment date. The Series D Preferred holders have liquidation rights in parity with the Series B and Series C Preferred holders.

         On October 26, 1998, the Company filed with the Utah Secretary of State a Certificate of the Designation, Preferences, Rights and Limitations of Series E Cumulative Preferred Stock, authorizing 105,000 shares of Series E 6% Cumulative Convertible Non-Voting Participating Preferred Stock (the "Series E Certificate"). The Certificate of Designation was subsequently amended to increase the number of Series E Preferred shares to a total of 157,500 shares. A total of 146,252 shares of Series E Preferred were issued as of March 31, 1999. The remaining 11,248 shares of Series E Preferred will be returned to authorized but undesignated shares of preferred stock. Each share of Series E Preferred stock is convertible, at any time, at the option of the holder, into ten shares of the Company's Common Stock determined by dividing (i) the sum of $30 and the amount of any accrued and unpaid dividends with respect to such share on such date (the "Liquidation Amount"), by (ii) the Conversion Price per share initially set at $3.00, subject to adjustment upon certain events. The holders of Series E Preferred Stock are entitled to cumulative dividends at an annual rate of 6% of the Liquidation Amount per share, payable quarterly. Such dividends are payable in cash or in Common Stock based on its current market price, determined by the average of the daily sales prices for the thirty (30) consecutive trading days preceding the payment date. The Series E Preferred holders have liquidation rights in parity with the Series B, Series C and Series D Preferred holders.


         For five years from the date of issuance of the Series B, C and D Preferred, respectively, the holders of Series B Preferred have the right to elect one (1) member of the Board of Directors, the holders of the Series C Preferred have the right to elect one (1) member of the Board of Directors, and the holders of the Series D Preferred have the right to elect one (1) member of the Board of Directors. The holders of Common Stock will suffer immediate and significant dilution to their percentage ownership of the Common Stock upon conversion of the Series B Preferred, the Series C Preferred, the Series D Preferred and/or the Series E Preferred.


 WARRANTS AND PLACEMENT OPTIONS


         The Company issued Class A Warrants to purchase an aggregate of 2,520,000 shares of Common Stock on November 11, 1997 in connection with Private Placement Phase I. The Warrants are exercisable for a two (2) year period commencing on January 3, 1998 and ending on January 31, 2000. The exercise price of the Warrants is $1.50 and the Warrants contain anti-dilution provisions providing adjustment in the event of any recapitalization, stock dividend, stock split or similar transaction. The Warrants do not entitle the holder thereof to any rights as a shareholder of the Company until the Warrants are exercised and shares are purchased thereunder. The Warrants and the shares of Common Stock issuable upon exercise thereof may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Registration Statement of which this Prospectus forms a part covers those of such Warrants that remain outstanding and the shares of Common Stock issuable upon the exercise of the Warrants issued in connection with Private Placement Phase I.


         Also in connection with Private Placement Phase I, the Company issued to the placement agent a Placement Agent's Option Certificate ("Option Certificate I"), dated November 11, 1997. The Option Certificate I entitles the placement agent to purchase 400,000 shares of Common Stock at a purchase price of $1.50. The option commenced on January 31, 1998 and expires on January 31, 2003.

         With respect to Private Placement Phase II, the Company issued a second Placement Agent's Option Certificate ("Option Certificate II"), dated January 31, 1998. The Option Certificate II entitles the same placement agent to purchase 47,170 shares of Common Stock at a purchase price of $4.00 per share. The option under Option Certificate II is exercisable beginning on January 31, 1999 and ending on January 31, 2004. Both the Option Certificate I and the Option Certificate II contain customary anti-dilution provisions with respect to stock dividends, stock splits and recapitalization in favor of the holder.

         With respect to Private Placement Phase III, the Company issued a third Placement Agent's Option Certificate ("Option Certificate III"), dated July 8, 1998. The Option Certificate III entitles the same placement agent to purchase 250,850 shares of Common Stock at a purchase price of $1.59 per share. The option under Option Certificate III is exercisable beginning on June 30, 1999 and ending on June 30, 2004. The Option Certificate III contains customary anti-dilution provisions with respect to stock dividends, stock splits and recapitalization in favor of the holder.


         With respect to the Series E Placement, the Company issued Placement Agent's Option Certificates ("Series E Option Certificates"), dated May 31, 1999. The Series E Option Certificates entitles the same placement agent to purchase 65,834 shares of Common Stock at a purchase price of $4.50 per share. The option under the Series E Option Certificates are exercisable beginning on March 30, 2000 and ending on March 30, 2003. The Series E Option Certificates contain customary anti-dilution provisions with respect to stock dividends, stock splits and recapitalization in favor of the holder.


CONVERTIBLE NOTES

         On September 30, 1997, the Company executed two Senior Convertible Notes for an aggregate principal amount of $371,000 (the "Notes"). The holders of the Notes gave written notice of their intent to convert the Notes on December 31, 1997. Consequently, the Company issued a total of 70,000 shares of Series B Preferred, Class A

Warrants to purchase 420,000 shares of Common Stock, and a total of 10,286 shares of Common Stock, representing the accrued interest on the Notes (the "Securities"). The Securities were issued to the holders of the Notes on February 11, 1998, and the Registration Statement of which this Prospectus is a part covers those Securities. The Warrants were exercised during the six months ended September 30, 1998 and the Series B Preferred were converted to Common Shares on November 11, 1998.


INDEMNIFICATION

         The Revised Articles of Incorporation state that the Company may indemnify each director, officer, employee, or agent of the Company to the full extent permitted by the laws of the state of Utah. Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. Section 16-10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further, Section 16-10a-904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if it is ultimately determined that he or she is not entitled to be indemnified by the corporation to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

         The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the above discussed section of the Corporation Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

         The Company's Revised Articles of Incorporation and By-Laws include certain provisions which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including attempts that might result in a premium over the market price for the shares held by the shareholders and could make it more difficult to remove incumbent management. The Company's Revised Articles of Incorporation or By-Laws provide that: (i) directors may authorize the issuance of preferred stock having rights and preferences established by the Board of Directors without further approval by the shareholders; and (ii) except as otherwise required by law, vacancies in the Board of Directors may be filled only by the remaining directors.

                        SHARES ELIGIBLE FOR FUTURE SALE


         Shares of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon issuance of the common stock registered hereunder, 10,297,390 shares will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates of the Company," as defined under the Securities Act. The remaining shares of Common Stock outstanding are deemed "restricted securities" as defined by Rule 144 under the Securities Act and may not be sold in the absence of registration unless an exemption from registration is available, including the exemption provided by Rule 144. The shares currently held by the officers and directors of the Company are restricted securities that are also subject to contractual "lock-up" restrictions described below.


REGISTRATION RIGHTS


         The Company has granted certain demand and "piggyback" registration rights with respect to (i) 2,940,000 shares of Common Stock issuable upon exercise of the Class A Warrants issued in connection with the Notes and Private Placement Phase I, (ii) 698,020 shares of Common Stock issuable upon exercise of Placement Agent's Option, Placement Agent's Option II, and Placement Agent's Option III(the "Certificates"). Subject to certain conditions and limitations, the registration rights granted to such holders give such holders the right to register all or any portion of the Common Stock held by them or issuable upon the exercise of the Class A Warrants or the Certificates. Moreover, the Company has granted registrations rights to the holders of 490,000 shares of Series Preferred B pursuant to Private Placement Phase I, 99,057 shares of Series C Preferred under Private Placement Phase II, and 279,657 shares of Series D Preferred pursuant to Private Placement Phase III. The holders of all of the Preferred Shares , Warrants and Options, itemized herein, have exercised their registration rights and such shares are included hereunder.

         The Company has also granted demand and "piggyback" registration rights with respect to (i) the holders of the Series E Preferred, 146,252 shares of which are currently outstanding, and (ii) the 65,834 shares of Common Stock issuable upon exercise of the Series E Preferred Placement Options. The registration rights granted in connection with the Series E Preferred or the Placement Options thereunder, have not been exercised.


LOCK-UP AGREEMENTS


         Jose Chavez, Mitchell Kettrick, and George Villalva, the Company's principal shareholders who were at the time also officers and directors, executed Lock-Up Agreements (collectively, the "Lock-Up Agreements") with Equity Services, Ltd. ("ESL") on October 31, 1997 in connection with Private Placement Phase I. With ESL's consent, Luanna Pearce acquired 475,000 shares of Common Stock from George Villalva, subject to the October 31, 1997 Lock-up Agreement.

         Under these Lock-Up Agreements, the shareholders have agreed not to sell or otherwise dispose of 9,025,000 shares of their collective 9,200,000 shares until March 31, 2002 unless one of the following events occurs: (a) MSHI's net income before provision for income taxes and exclusive of any extraordinary earnings (the "Minimum Pretax Income") amounts to at least One Million Dollars ($1,000,000) during the fiscal year ending on March 31, 1999 or March 31, 2000; or (b) the Minimum Pretax Income amounts to at least Two Million Dollars ($2,000,000) during the fiscal year ending on March 31, 2001; or (c) commencing at the effective date of a registration statement (the "Effective Date") covering a subsequent public offering of the Company's securities and ending eighteen (18) months after the Effective Date, the average closing bid price of the Company's common stock shall average in excess of Four Dollars ($4.00) per share for thirty (30) consecutive business days.


                                 LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for the Company by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas.

                                    EXPERTS

         The financial statements of the Company for the year ended March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Brown, Graham and Company, P.C., independent auditors, as set forth in its report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 1 to the financial statements), and they are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                         CHANGE IN INDEPENDENT AUDITORS

         On September 14, 1998, the Company's auditors, Jones, Jensen & Company, LLC, Salt Lake City, Utah, were dismissed as independent accountants to the Company. The former accountants were unofficially dismissed on June 11, 1997 but the Company inadvertently neglected to obtain official dismissal until September 14, 1998.

         The former accountants' reports for the fiscal years ended March 31, 1996 and March 31, 1995 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles. The reports were modified as to uncertainty concerning the Company's ability to continue as a going concern. During the Company's two most recent fiscal years audited by Jones, Jensen & Company, LLC and subsequent interim periods preceding the dismissal of Jones, Jensen & Company, LLC, the Company had no disagreements with Jones, Jensen & Company, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


         The Company engaged Salazar & Associates, Austin, Texas, as its independent accountants on June 11, 1997. The decision to engage Salazar & Associates was approved by the board of directors of the Company. On August 15, 1997, Salazar & Associates, Austin, Texas, resigned as the Company's principal accountants.


         The former accountants' reports for the fiscal years ended March 31, 1997, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles. The reports were modified as to uncertainty concerning the Company's ability to continue as a going concern as stated in Salazar & Associates report. During the Company's most recent fiscal year and subsequent interim periods preceding the resignation of Salazar & Associates, the Company had no disagreements with Salazar & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


         The Company engaged Brown, Graham and Company, P.C. , Georgetown, Texas as its independent accountant on May 11, 1998. The decisions to engage Brown, Graham and Company, P.C. was approved by the board of directors of the Company.


         The Company nor anyone on the Company's behalf, consulted the engaged accountants on any matter prior to the engagement dates.

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report - Brown Graham and Company, P.C..........F-2
Independent Auditors' Report - Salazar & Associates...................F-3
Consolidated Balance Sheet as of December 31, 1998,
         and March 31,1998............................................F-4
Consolidated Statements of Operations for the nine months ended
         December 31, 1998 and 1997 and for the years ended March
         31, 1998 and 1997............................................F-5
Consolidated Statements of Shareholders Equity for the nine months ended December 31, 1998 and for the year ended March
         31, 1998 and 1997............................................F-6
Consolidated Statements of Cash Flows for the nine months ended
         December 31, 1998 and for the year ended March 31, 1998......F-7
Notes to Consolidated Financial Statements............................F-9

Brown, Graham and Company, P.C.
Certified Public Accountants


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of Micro-Media Solutions, Inc.,


We have audited the accompanying consolidated balance sheet of Micro-Media Solutions, Inc. and Subsidiary (the "Company") as of March 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro-Media Solutions, Inc. and Subsidiary as of March 31, 1998, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficit at March 31, 1998, and has suffered losses from operations for the years ended March 31, 1998 and 1997, which raise substantial doubt about its ability to continue as a going concern. Management's plan regarding these matters is presented in Note 1 of these consolidated financial statements.



/s/ Brown, Graham and Company, P.C.

Georgetown, Texas

May 27, 1999

                              SALAZAR & ASSOCIATES
                          CERTIFIED PUBLIC ACCOUNTANTS

JOSE SALAZAR, CPA                                                FRANCES ORTIZ-
                                                                 SALAZAR, CPA


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of Mountain States Resources Corporation

We have audited the accompanying consolidated statements of operations, stockholders equity and cash flows of Mountain States Resources Corporation and subsidiary (the "Company") for the year ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Mountain State Resources Corporation for the year ended March 31, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plan regarding these matters is presented in Note 10 of these financial statements.

As more fully described in Note 11 and 12, subsequent to the issuance of the Company's March 31, 1997 financial statements and our report thereon dated June 22, 1997, we became aware that those financial statements did not reflect certain adjustments as described in Notes 11 and 12. In our original report we expressed an unqualified opinion on the March 31, 1997, financial statements as described in paragraph three above, and our opinion on the revised statements, as expressed herein, remains unqualified.

/s/ Salazar and Associates

Salazar and Associates,
Austin, Texas
June 22, 1997 except as to the Note 14, which is as of June 10, 1998

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Balance Sheets (Restated)
December 31, 1998 and March 31, 1998



                                                   December 31, 1998  March 31, 1998
                                                   -----------------  --------------
ASSETS                                                 Unaudited
Current Assets
     Cash and Cash Equivalents                        $     73,861     $     25,786
     Accounts Receivable - Trade                           840,606          150,851
     Inventory                                             312,300          285,023
     Short-Term Investment
       - restricted (Note 4)                             1,350,000        1,350,000
     Other Receivables - Advances (Note 2)                 171,647           86,961
                                                      ------------     ------------
           Total Current Assets                          2,748,414        1,898,621

Property, Plant, and Equipment,
  net (Note 3)                                           1,487,640          800,831
                                                      ------------     ------------

TOTAL ASSETS                                          $  4,236,054     $  2,699,452
                                                      ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts Payable - Trade                         $  1,194,655     $    300,035
     Other Accrued Expenses                                 97,314          169,336
     Bank Line of Credit (Note 4)                        1,600,000        1,228,966
     Current Maturities of Notes
          payable (Note 5)                                 112,596          151,267
     Current Portion of Obligations Under
       Capital Leases (Note 6)                              94,005           41,097
     Other Notes Payable (Note 14)                         200,000          200,000
                                                      ------------     ------------
              Total Current Liabilities                  3,298,570        2,090,701
                                                      ------------     ------------

Long-Term Liabilities
     Notes Payable (Note 5)                                178,678          367,522
     Obligations under Capital Leases
          (Note 6)                                         290,605          149,560
                                                      ------------     ------------

           Total Long-Term Notes                           469,283          517,082
                                                      ------------     ------------

Commitments and Contingencies
     (Notes 8, 10 & 14)                                         --               --
                                                      ------------     ------------
              Total liabilities                          3,767,853        2,607,783
                                                      ------------     ------------

Stockholders' Equity (Note 11)
     Preferred stock Series B; $5.30
       stated value; 400,000 shares
       authorized, issued & outstanding                  2,120,000        2,597,000
     Preferred stock Series C; $10.60
          stated value; 94,340 shares
          authorized, issued & outstanding               1,000,004        1,050,004
     Preferred stock Series D; $10.60
       stated value; 266,340 shares
          authorized, issued & outstanding               2,823,204               --
     Preferred stock Series E; $30.00
       stated value; 157,500 shares
       authorized, 51,975 issued &
       outstanding                                       1,559,250
     Common stock at $.10 par value;
       50,000,000 authorized, 13,127,989
          and 11,518,571 shares issued and
          outstanding, respectively                      1,312,799        1,150,685
     Additional Paid-in Capital                          3,770,387        2,666,099
     Accumulated Deficit                               (12,117,443)      (7,372,119)
                                                      ------------     ------------
           Total Stockholders' Equity                      468,201           91,669
                                                      ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $  4,236,054     $  2,699,452
                                                      ============     ============



The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
Consolidated Statements of Operation (Restated)
Nine Months Ended December 31, 1998 and 1997, Years Ended March 31, 1998 and
1997



                                                       December 31 (unaudited)               March 31
                                                    -----------------------------     -----------------------------
                                                        1998             1997             1998             1997
                                                    ------------     ------------     ------------     ------------
Revenues:
    Hardware, software and peripherals              $  1,431,352     $  1,350,810     $  1,350,869     $  1,440,725
    Service, support and integration                     394,486          702,915          704,241          457,572
    Networks, LAN/WAN                                  1,115,704          685,771          685,711        2,767,452
                                                    ------------     ------------     ------------     ------------
    Net revenue                                        2,941,542        2,739,496        2,740,821        4,665,749
                                                    ------------     ------------     ------------     ------------
Cost of goods sold:
    Hardware, software and peripherals                 1,376,870          885,989        1,406,612        1,109,354
    Service, support and integration                     150,511          456,896          656,625          283,724
    Networks, LAN/WAN                                  1,080,747          509,415          997,397        1,605,157
                                                    ------------     ------------     ------------     ------------
    Total cost of goods sold                           2,608,128        1,852,300        3,060,634        2,998,235
                                                    ------------     ------------     ------------     ------------
Gross margin (deficit)                                   333,414          887,196         (319,813)       1,667,514
                                                    ------------     ------------     ------------     ------------
Selling, general and administrative expenses:
       Salaries and benefits                           2,139,673        1,304,833        1,825,590        1,202,791
       Professional fees and consultants                 973,699          328,451          357,174           42,251
       Occupancy                                         325,369          158,845          212,843          185,516
       Depreciation                                      171,991          149,160          178,892          139,443
       Vehicle expense                                   125,427          109,061          126,131          158,765
       Other expense                                     538,482          708,865          379,057          316,820
       Interest expense                                   41,035          202,342          294,198          100,064
       Provision for uncollectible accounts              (35,000)          21,284           73,252            4,249
                                                    ------------     ------------     ------------     ------------
    Total selling, general and
       administrative expenses                         4,280,676        2,982,841        3,447,137        2,149,899
                                                    ------------     ------------     ------------     ------------
Net loss                                              (3,947,262)      (2,095,645)      (3,766,950)        (482,385)

Plus preferred stock dividends                          (798,062)              --       (3,471,170)              --
                                                    ------------     ------------     ------------     ------------

Net loss available to common stockholders           $ (4,745,324)      (2,095,645)    $ (7,238,120)    $   (482,385)
                                                    ============     ============     ============     ============
Basic and diluted net loss per share                $      (0.39)           (0.20)    $      (0.66)    $      (0.05)
                                                    ============     ============     ============     ============
Basic and diluted weighted average
    shares outstanding                                12,051,893       10,764,733       10,998,874       10,026,400
                                                    ============     ============     ============     ============




   The accompanying notes are an integral part of these financial statements.

                   MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)
                    NINE MONTHS ENDED DECEMBER 31, 1998, AND
                  FOR THE YEARS ENDED MARCH 31, 1998 AND 1997



                                                  Series B                              Series C
                                     ---------------------------------     ---------------------------------
                                         Shares             Amount             Shares             Amount
                                     --------------     --------------     --------------     --------------
Balance March 31, 1996                          --      $          --                 --      $          --
Common stock
     issued for services                        --                 --                 --                 --
Common stock options
     exercised                                  --                 --                 --                 --
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1997                          --                 --                 --                 --
Common stock issued:
     Interest                                   --                 --                 --                 --
     Compensation                               --                 --                 --                 --
     Preferred stock dividend                   --                 --                 --                 --
Preferred stock issued:
     Private Placement                      420,000          2,226,000             99,057          1,050,004
     Senior Debt                             70,000            371,000                --                 --
Preferred stock dividend
     discount                                   --                 --                 --                 --
Stock option for:
     Compensation                               --                 --                 --                 --
     Placement agents                           --                 --                 --                 --
Cash received for
     uncertificated stock                       --                 --                 --                 --
Common stock-uncertificated
     issued for note receivable                 --                 --                 --                 --
Note receivable offset against
     common stock subscribed                    --                 --                 --                 --
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1998                      490,000          2,597,000             99,057          1,050,004

Preferred stock issued:
     Private Placement                          --                 --                 --                 --
Common stock issued:
     Rule 144 stock                             --                 --                 --                 --
     Compensation                               --                 --                 --                 --
     Preferred stock dividend                   --                 --                 --                 --
     Class A warrants                           --                 --                 --                 --
     Preferred stock conversion             (90,000)          (477,000)            (4,717)           (50,000)
Stock options for placement agents
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance December 31, 1998                   400,000     $    2,120,000             94,340     $    1,000,004
                                     ==============     ==============     ==============     ==============




                                                  Series D                              Series E
                                     ---------------------------------     ---------------------------------
                                         Shares             Amount             Shares             Amount
                                     --------------     --------------     --------------     --------------
Balance March 31, 1996                          --                 --                 --                 --
Common stock
     issued for services                        --                 --                 --                 --
Common stock options
     exercised                                  --                 --                 --                 --
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1997                          --                 --                 --                 --
Common stock issued:
     Interest                                   --                 --                 --                 --
     Compensation                               --                 --                 --                 --
     Preferred stock dividend                   --                 --                 --                 --
Preferred stock issued:
     Private Placement                          --                 --                 --                 --
     Senior Debt                                --                 --                 --                 --
Preferred stock dividend
     discount                                   --                 --                 --                 --
Stock option for:
     Compensation                               --                 --                 --                 --
     Placement agents                           --                 --                 --                 --
Cash received for
     uncertificated stock                       --                 --                 --                 --
Common stock-uncertificated
     issued for note receivable                 --                 --                 --                 --
Note receivable offset against
     common stock subscribed                    --                 --                 --                 --
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1998                          --                 --                 --                 --

Preferred stock issued:
     Private Placement                      279,657          2,964,364             51,975          1,559,250
Common stock issued:
     Rule 144 stock                             --                 --                 --                 --
     Compensation                               --                 --                 --                 --
     Preferred stock dividend                   --                 --                 --                 --
     Class A warrants                           --                 --                 --                 --
     Preferred stock conversion             (18,317)          (194,160)               --                 --
Stock options for placement agents
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance December 31, 1998                   261,340     $    2,770,204             51,975     $    1,559,250
                                     ==============     ==============     ==============     ==============


                                                                                     Common Stock
                                                                           ---------------------------------
                                                 Common Stock                          Subscribed
                                     ---------------------------------     ---------------------------------
                                         Shares             Amount             Shares             Amount
                                     --------------     --------------     --------------     --------------
Balance March 31, 1996                    9,784,733     $      978,473                --      $          --
Common stock
     issued for services                    480,000             48,000                --                 --
Common stock options
     exercised                              500,000             50,000                --                 --
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1997                   10,764,733          1,076,473                --                 --
Common stock issued:
     Interest                                10,286              1,029                --                 --
     Compensation                           414,900             41,490                --                 --
     Preferred stock dividend                23,742              2,374                --                 --
Preferred stock issued:
     Private Placement                          --                 --                 --                 --
     Senior Debt                                --                 --                 --                 --
Preferred stock dividend
     discount                                   --                 --                 --                 --
Stock option for:
     Compensation                               --                 --                 --                 --
     Placement agents                           --                 --                 --                 --
Cash received for
     uncertificated stock                   293,185             29,319                --                 --
Common stock-uncertificated
     issued for note receivable                 --                 --             543,000            407,250
Note receivable offset against
     common stock subscribed                    --                 --            (543,000)          (407,250)
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance March 31, 1998                   11,506,846          1,150,685                --                 --

Preferred stock issued:
     Private Placement                          --                 --                 --                 --
Common stock issued:
     Rule 144 stock                          50,000              5,000                --                 --
     Compensation                            31,000              3,100                --                 --
     Preferred stock dividend                39,803              3,980                --                 --
     Class A warrants                       420,000             42,000                --                 --
     Preferred stock conversion           1,130,340            113,034                --                 --
Stock options for placement agents
Net loss                                        --                 --                 --                 --
                                     --------------     --------------     --------------     --------------

Balance December 31, 1998                13,177,989     $    1,317,799                  0     $            0
                                     ==============     ==============     ==============     ==============



                                      Additional
                                     (Discount on)
                                       Paid - In         Accumulated
                                        Capital            Deficit             Total
                                     --------------     --------------     --------------
Balance March 31, 1996               $   (1,046,058)           348,386     $      280,801
Common stock
     issued for services                        --                 --              48,000
Common stock options
     exercised                                  --                 --              50,000
Net loss                                        --            (482,385)          (482,385)
                                     --------------     --------------     --------------

Balance March 31, 1997                   (1,046,058)          (133,999)          (103,584)
Common stock issued:
     Interest                                 4,114                --               5,143
     Compensation                           250,367                --             291,857
     Preferred stock dividend                56,294            (58,668)               --
Preferred stock issued:
     Private Placement                     (975,641)               --           2,300,363
     Senior Debt                                --                 --             371,000
Preferred stock dividend
     discount                             3,412,502         (3,412,502)               --
Stock option for:
     Compensation                            93,750                --              93,750
     Placement agents                       387,641                --             387,641
Cash received for
     uncertificated stock                   483,130                --             512,449
Common stock-uncertificated
     issued for note receivable                 --                 --             407,250
Note receivable offset against
     common stock subscribed                    --                 --            (407,250)
Net loss                                        --          (3,766,950)        (3,766,950)
                                     --------------     --------------     --------------

Balance March 31, 1998                    2,666,099         (7,372,119)            91,669

Preferred stock issued:
     Private Placement                   (1,402,631)               --           3,120,983
Common stock issued:
     Rule 144 stock                         582,500           (534,500)            53,000
     Compensation                           163,087                --             166,187
     Preferred stock dividend               259,582           (263,562)               --
     Class A warrants                       291,900                --             333,900
     Preferred stock conversion             608,126                --                 --
Stock options for placement agents          649,724                --             649,724
Net loss                                        --          (3,947,262)        (3,947,262)
                                     --------------     --------------     --------------

Balance December 31, 1998            $    3,818,387     $  (12,117,443)    $      468,201
                                     ==============     ==============     ==============


The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997



                                                 December 31,     December 31,
                                                     1998             1997           March 31,        March 31,
                                                  Unaudited        Unaudited           1998             1997
                                                 ------------     ------------     ------------     ------------
Cash flows from operating activities:
    Net loss                                     $ (3,947,262)    $ (2,830,708)    $ (3,766,950)    $   (482,385)
    Adjustments to reconcile
   net income to cash provided
    by operating activities:
  Depreciation expense                                171,991          148,587          178,892          139,443
  Stock issued for compensation                       166,187               --          291,857           48,000
  Options issued for compensation                          --               --           93,750               --
  Stock issued for interest                                --               --            5,143               --
  Change in trade receivables                        (689,755)         806,355          832,062         (166,383)
  Change in inventory                                 (27,277)        (165,461)         (19,569)         189,040
  Change in accounts payable                          894,633         (217,486)        (577,325)         307,855
  Change in accrued expenses                          (72,022)        (229,554)          57,775           60,875
                                                 ------------     ------------     ------------     ------------

  Net cash provided by (used by)
        operating activities                       (3,503,505)      (2,488,267)      (2,904,365)          96,445
                                                 ------------     ------------     ------------     ------------

Cash flows from investment activities:
    Purchase of property & equipment                 (604,238)         (72,877)        (195,685)        (655,714)
    Purchase of short term investment                      --               --       (1,350,000)              --
    Additional notes receivable                            --               --         (142,265)              --
    Proceeds from notes receivables                        --               --          477,645               --
    Proceeds from other receivables                        --               --          162,793               --
    Additional other receivables                      (84,686)          12,614         (121,341)        (389,963)
                                                 ------------     ------------     ------------     ------------

  Net cash provided by (used by)
     investing activities                            (688,924)         (60,263)      (1,168,853)      (1,045,677)

Cash flows from financing activities:
  Proceeds-line of credit (net)                       371,034         (520,125)         504,076          275,000
  Proceeds-other notes payable                             --          685,450          200,000               --
  Payments on long-term debt                         (227,515)         253,958         (162,153)         467,654
  Payments on capital lease obligations               (60,609)         (83,897)         (32,485)         223,141
  Proceeds-private placement                        3,770,694        2,226,000        2,688,004               --
  Proceeds-issuance of common stock                    53,000               --          512,450               --
  Proceeds-exercise of warrants                       333,900               --               --               --
  Proceeds-senior convertible debt                         --               --          371,000               --
                                                 ------------     ------------     ------------     ------------

  Net cash provided by financing activities         4,240,504        2,561,386        4,080,892          965,795
                                                 ------------     ------------     ------------     ------------

  Net increase in cash                                 48,075           12,856            7,674           16,563

Cash at beginning of period                            25,786            6,840           18,112            1,549
                                                 ------------     ------------     ------------     ------------
Cash at end of period                            $     73,861     $     19,696     $     25,786     $     18,112
                                                 ============     ============     ============     ============


   The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997



                                             December 31          December 31
                                              Unaudited            Unaudited              March 31,             March 31,
                                                1998                  1997                  1998                  1997
                                         ------------------    ------------------    ------------------    ------------------
Supplemental disclosure:
  Cash paid during the year for:
     Interest                            $           85,750    $               --    $          232,578    $           97,193
                                         ==================    ==================    ==================    ==================

Supplemental schedule of non-cash
 financing activities:
 Preferred stock issued for
 agent fees                              $               --    $               --    $          156,000    $               --
 Stock options:
  Compensation                                           --                    --                93,750                    --
  Placement agent fees                              649,724                    --               387,641                    --
 Common stock issued for:
 Compensation                                       166,187                    --               291,857                48,000
 Interest on debt                                        --                    --                 5,143                    --
 Preferred stock dividends                          263,562                    --                58,668                    --
 Common stock subscribed for
  note receivable                                        --                    --               407,250                    --
 Debt converted to preferred stock                       --                    --               371,000                    --
 Inventory received for notes                            --                    --                84,394                    --
 Inventory converted to equipment                    44,021                    --                    --                    --
 Discount on preferred stock issued                 543,500                    --             3,412,502                    --
 Equipment received for
  Capital lease obligations                         254,562                    --                    --                    --
                                         ==================    ==================    ==================    ==================



   The accompanying notes are an integral part of these financial statements.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND ORGANIZATION:

Micro-Media Solutions, Inc. (formerly Mountain States Resources Corporation, ("MSRC")), was organized under the laws of the State of Utah on April 15, 1969. MSRC began operations April 15, 1969, as a mining, mineral extraction and oil and gas exploration company. MSRC discontinued its operations in 1993 and became a development stage company as described in the Statement of Financial Accounting Standards No.7, "Accounting and Reporting by Development Stage Enterprises". On June 23, 1997, MSRC entered into an agreement and plan of reorganization with the shareholders of Micro-Media Solutions, Inc. (a Texas Corporation), ("MSI-Texas"), in which MSRC acquired 100% of the common stock of MSI-Texas. As part of the reorganization, MSRC changed its name to Micro-Media Solutions, Inc., (a Utah Corporation), ("MSI"). Subsequent to September 30, 1998, MSI changed its name to MSI Holdings, Inc. The transaction was accounted for as a recapitalization.

MSI-Texas is an Austin, Texas, based technology corporation formed to provide computer hardware, software programming, system support, maintenance, media duplication, and kitting to the public and private sectors, primarily in the State of Texas. In addition, MSI-Texas is certified by the State of Texas as a Historically Underutilized Business (HUB).

MSI-Texas is a business solutions technology integrator with infrastructure design and implementation services. In addition, MSI-Texas' computer networking services includes system integration and local wide-area networks. MSI-Texas provides these services to customers and at sites throughout the State of Texas.

GOING CONCERN:


As shown in the accompanying consolidated financial statements, the Company has incurred net losses of $3,947,262 (unaudited) and $3,766,950 for nine months ended December 31, 1998, and the year ended March 31, 1998, respectively. As of March 31, 1998, the Company's current liabilities exceeded its current assets by $192,080 and the Company owed accounts payable with dates due in excess of thirty (30) days in the approximate amount of $170,000. These factors create a substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's obtaining additional financing to fund the expenses related to operations and capital improvements.

In May through July 1998, the Company received approximately $2.8 million (unaudited) in phase III of a private placement agreement, (see Note 10), which has been used to retire debt, decrease past due accounts payable and for operating expenses. In addition, the Company has completed arrangements with a private investment group for a private placement of a newly created series of preferred stock (Series E), with net proceeds to the Company of approximately $3.7 million (unaudited) which took place from November 1998 through March 1999. In November 1998, $1,296,800 (unaudited) was received for partial placement of the Series E Preferred shares. An additional $1,183,618 (unaudited) was received in February 1999 and 1,196,818 in March 1999. The closing of the Series E private placement will enable MSI to have sufficient funds to meet the Company's working capital and capital expenditure needs through August 31, 1999. In addition, Management has identified and closed substantial contracts with GTE and Siemens-Nixdorf during the year ended March 31, 1999. Management believes these contracts can produce a level of revenue necessary to provide the Company with a positive cash flow, adequate working capital and positive earnings for the next twelve months. In the first quarter of fiscal year 2000, the Company established an affiliation with Southwestern Bell as an Digital Subscriber Line ("DSL") service reseller fostering its ability to provide state-of-the-art connectivity services.

The Company is also consulting with investment bankers for an additional $25 million public offering to be completed by the end of the second quarter of fiscal year 2000. These funds will be used to satisfy additional capital needs for expansion opportunities associated with the contracts identified above. In the event the Company is unable to complete the contemplated $25 million public offering, the Company will forego the Contracts' expansion opportunities, reduce the number of employees and overhead expenses and concentrate its efforts on the Austin operations.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.





PRINCIPLES OF CONSOLIDATION:


The consolidated financial statements for the nine months ended December 31, 1998 and 1997, and years ended March 31, 1998 and 1997, include the accounts and transactions of the Company and its wholly-owned subsidiaries, MSI-Texas and Tele-Vista, Inc., (incorporated August 1998 and has not yet commenced operations). All significant inter-company accounts and transactions have been eliminated in the accompanying consolidated financial statements. The Company, however, did not have any material asset or liability accounts or account balances. With the exception of the Company's equity accounts and a deficit retained earnings, the significant account balances belong to MSI-Texas.


CASH AND CASH EQUIVALENTS:

Cash equivalents consist primarily of funds invested in short-term interest-bearing accounts. The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE:


The Company follows the allowance method of expensing accounts receivable when considered uncollectible. As of December 31, 1998 and March 31, 1998, management believes all accounts are collectible; and therefore, no allowance has been recorded. The financial statements include a $35,000 recovery of a previously written-off bad debt.


INVENTORY:

Inventory is valued at lower of cost, using the FIFO method(first-in/first-out), or market. Inventory consists principally of hardware and software needed for maintaining and building network technology for customers.

PROPERTY, PLANT, AND EQUIPMENT:

Property and equipment are stated at cost. For financial statement purposes, depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the term of the related lease, including any expected renewable terms, or the useful life of the leasehold improvements. Accelerated depreciation methods are used for tax purposes. Depreciation and amortization are calculated over the following useful lives stated in years:

                                                               Useful
                                                                Lives
                                                               ------
         Vehicles                                                 5
         Furniture and fixtures                                   5
         Equipment                                                5
         Leasehold improvements                                  20


PROPERTIES HELD FOR SALE

Properties held for sale consist primarily of a 66,000 square foot facility in El Paso, Texas. Management believes that the net realizable value of the properties held for sale exceed their carrying value.


REVENUE AND COST RECOGNITION:


Hardware and peripheral sales consist of computers and related electronic equipment. Software sales consist of the resale of prepackaged software and operating systems from Microsoft and other vendors to the end user. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the customer fee is fixed and collection is probable. Most hardware, software and peripherals sales are made without the right of return. Product returns that are minimal are recorded as a reduction of sales upon receipts of the

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

product. Service, support and integration sales are recognized upon completion of the service and are not subject to warranty.


Revenue from fixed priced contracts is recognized on the percentage-of-completion method of accounting, measured by the cost-to-cost method. This method is used because management considers total costs incurred to be the best available measure of progress on contracts.


Contract costs include all direct costs and those indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability and final contract settlements may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. Losses on uncompleted contracts are recognized in the period in which the losses are determinable.


The asset, "Costs and Estimated Earnings in Excess of Billings Uncompleted Contracts", represents revenue earned in excess of amounts billed. The liability "Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts" represents billings in excess of amounts earned.


Revenue and contract costs from fixed priced contracts are included in the various categories of revenue and cost of goods sold in the accompanying financial statements. As of December 31, 1998 and March 31, 1998, there were no contracts in progress.


FEDERAL INCOME TAX:

The Company uses the liability method of accounting for income taxes as prescribed by the Financial Accounting Standard Board Statement No. 109. Deferred tax liabilities and assets are determined based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The net change in deferred tax assets and liabilities is reflected in the statement of operations.

NEW ACCOUNTING PRONOUNCEMENTS:

The Company accounts for stock options and warrants issued to employees in accordance with APB 25, "Accounting for Stock Issued to Employees". The Company follows FASB Statement 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") for financial statement disclosure purposes and issuance of options and warrants to non-employees for services rendered.


In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of this assessment, management prepares an analysis of the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of December 31, 1998 and March 31, 1998, indicated there was no impairment to the carrying value of these assets.


SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has addressed the requirements of SFAS No. 130.


SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance or

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED


an allocation of resources to operating segments. The Company has adopted the requirements of SFAS No. 131 and there is no material impact on the financial statements.

USE OF ESTIMATES AND CERTAIN CONCENTRATIONS:

Management of the Company has made a number of estimates and assumptions relating to the valuation and reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Although actual results could differ from those estimates, management believes its estimates are reasonable. Certain components, subassemblies and software included in the Company's computer systems are obtained from sole suppliers or a limited number of suppliers. The Company relies, to a certain extent, upon the ability of its suppliers' to enhance existing products in a timely and cost-effective manner, to develop new products to meet changing customer needs and to respond to emerging standards and other technological developments in the computer industry. The Company's reliance on a limited number of suppliers involves several risks, including the possibility of shortages and/or increases in costs of components and subassemblies, and the risk of reduced control over delivery schedules.


FINANCIAL INSTRUMENTS:


Cash equivalents include highly liquid short-term investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as cash equivalents, receivables, other assets, accounts payable and accrued expenses and debt are considered by the Company to be reasonable approximations of their fair values, based on market information available to management as of December 31, 1998 and March 31, 998. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration potential taxes or other expenses that would be incurred in an actual settlement.


Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. A concentration of credit risk may exist with respect to trade receivables, as many of the Company's customers are in the computer and telecommunications industries. The Company has a large number of customers on which it performs ongoing credit evaluations and generally does not require collateral from its customers. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

NOTE 2 - OTHER RECEIVABLES

Other receivables include costs paid by the Company to the third parties in satisfaction of obligations of Argus Management, Inc. (See Note 13.) Also included is a deposit to Exceptional Services, lease prepayment, employee advances for travel and lodging for out of town projects and accrued interest receivable as follows:


                                            December 31, 1998     March 31,1998
                                            -----------------     -------------
                                               (Unaudited)
         Employee advances                     $   23,546          $   12,001
         Unreimbursed cost (See Note 13)           65,000              65,000
         Deposits                                  64,082                  --
         Lease prepayments                         14,940               9,960
         Accrued interest                           4,079                  --
                                               ----------          ----------
              Total                            $  171,647          $   86,961
                                               ==========          ==========

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT


A summary of the Company's investment in property, plant and equipment at December 31, 1998, and March 31, 1998, is as follows (see Note 6):



                                                   December 31          March 31
                                                 ---------------    ---------------
                                                   (Unaudited)
  Building                                       $       175,000    $            --
  Equipment, Furniture and Fixtures                    1,112,713            613,184
  Transportation Equipment                               433,864            253,204
  Leasehold Improvements                                 311,331            307,790
                                                 ---------------    ---------------
                                                       2,032,908          1,174,178
  Less Accumulated Depreciation                          545,268            373,347
                                                 ---------------    ---------------
       Net Property, Plant and Equipment         $     1,487,640    $       800,831
                                                 ===============    ===============

Depreciation charged against income for the nine months ended December 31, 1998 and 1997, was $171,991 and $149,160, respectively (unaudited). Depreciation charged against income for the years ended March 31, 1998 and 1997, was $178,892 and 139,443, respectively.


NOTE 4 - BANK LINE OF CREDIT

The Company was in default on a secured line of credit agreement with Bank One Texas, N.A. providing for borrowings of up to $725,000 based on the amount of the Company's eligible receivables. As of March 31, 1998, the Company owed $208,966 plus accrued interest at 18% in the amount of $19,219 secured by accounts receivable. This amount was paid in full in April 1998 and was not renewed. Under the agreement, the Company was subject to covenants including certain financial ratios.


The Company has a secured line of credit agreement maturing February 5, 1999, with Compass Bank for $1,600,000 secured by two certificates of deposit aggregating $1,350,000 held in the Company's name by Compass Bank and payable in monthly installments of interest only. The balance at December 31, 1998 and March 31, 1998, was $1,600,000 (unaudited) and $1,020,000, respectively, plus accrued interest at 7.25% and 8% per annum in the amount of $4,107 (unaudited) and $4,893, respectively. There are no additional loan covenants associated with this line of credit.


NOTE 5 - NOTES PAYABLE


Long-term notes payable consists of the following amounts at December 31, 1998 and March 31, 1998:



                                                                                                 December 31          March 31
                                                                                                 -----------          --------
Austin Community Development Corporation, $100,000 equipment                                     (unaudited)
loan dated May 29, 1996, secured by equipment and accounts
receivable.  Loan requires interest payments at 9% for the
first six months, principal and interest payments thereafter of $2,224 beginning in February 1997.  Loan will mature
over a 60 month period ending January 2002.                                                      $    69,321          $ 81,327

Austin Community Development Corporation, $100,000 working capital loan dated
June 14, 1995, secured by equipment and accounts receivable. Loan is due in 48 monthly principal installments of $2,083 along with interest of 9%
beginning in July 1996. Loan will mature in June 2000.                                                35,417            56,497

Neighborhood Commercial Management Program, $75,000 loan from City of Austin dated June 8, 1995, secured by second lien on equipment and accounts receivable. Loan is due in 60 monthly installments of principal and interest of
$1,347 beginning January 1996. Interest rate of 0% until December 1995, thereafter 3% rate to maturity. Loan will mature over a 60
month period ending December 2000.                                                                    31,833            43,104

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 5 - NOTES PAYABLE - CONTINUED



Neighborhood Commercial Management Program, $250,000 loan from City of Austin dated August 12, 1996, secured by second lien on equipment and accounts receivable. Loan is due in 60 monthly installments of principal and interest of
$4,492 beginning January 1997. Interest rate of 0% until December 1996, thereafter 3% rate to maturity. Loan will mature over a 60
month period ending December 2001.                                                                  154,703             191,194

Bank One Texas, N.A., $200,000 loan dated June 26, 1996, secured by a first lien on equipment and leasehold improvements, loan is due in 60 monthly installments of $3,333 along with interest equal to the Bank One Texas, N.A., base rate plus 2%, loan was
paid in full during quarter ended December 31, 1998                                                      --             146,667
                                                                                                  ---------           ---------
                                                                                                    291,274             518,789
Less current portion                                                                               (112,596)           (151,267)
                                                                                                  ---------           ---------
                                                                                                  $ 178,678           $ 367,522
                                                                                                  =========           =========


Following are maturities of long-term debt for each of the next five years:


                                                                                                December 31            March 31
                                                                                                -----------            --------
  Period ended:                                                                                 (Unaudited)
     1999                                                                                        $ 112,596            $ 151,267
     2000                                                                                          114,061              153,067
     2001                                                                                           64,617              134,348
     2002                                                                                               --               80,107
  Thereafter                                                                                            --                   --
                                                                                                  ========              =======


Certain officers of the Company have personally guaranteed all notes.

NOTE 6 - OBLIGATIONS UNDER CAPITAL LEASES

The Company is lessee of transportation and telephone equipment under capital leases expiring in various years through September 2001. The asset and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense (see Note 3).

Following is a summary of property held under capital leases:


                                                                                                  December 31          March 31
                                                                                                  -----------          --------
                                                                                                  (Unaudited)
  Transportation Equipment                                                                          $ 415,116         $ 218,055
  Communication Equipment                                                                              56,014            56,014
   Equipment                                                                                          173,809                --



Minimum future lease payments under capital leases as of December 31, 1998 and March 31, 1998, for each of the next five years and in the aggregate are:



                                                                                                  December 31          March 31
                                                                                                  -----------         ---------
 PERIOD ENDED:                                                                                    (Unaudited)
  1999                                                                                            $   173,338         $  68,077
  2000                                                                                                204,385            60,343
  2001                                                                                                112,996            74,985
  2002                                                                                                112,996                --
  2003                                                                                                 68,578                --
  Thereafter                                                                                               --                --
                                                                                                  -----------         ---------
  Total minimum lease payments                                                                        672,293           203,405
  Less: Amount representing interest                                                                 (288,683)          (12,748)
                                                                                                                      ---------
                                                                                                      384,610           190,657
      Less current portion                                                                            (94,005)          (41,097)
                                                                                                  -----------         ---------
      Long-term obligations under capital leases                                                  $   290,605         $ 149,560
                                                                                                  ===========         =========

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 7 - FEDERAL INCOME TAXES

A reconciliation of income tax at the statutory rate to the Company's effective rate follows:


                                     December 31 (Unaudited)                  March 31
                                     -----------------------                  --------
                                      1998             1997              1998            1997
                                  ------------     ------------     ------------     ------------
Computed at the expected
   statutory rate                 $ (1,342,000)    $   (252,200)    $ (1,281,000)    $   (164,000)
Non-deductible items                     5,000            3,000           15,600            7,800
Valuation allowance                  1,337,000          249,200        1,265,200          156,200
                                  ------------     ------------     ------------     ------------
     Income tax                   $         --     $         --     $         --     $         --
                                  ============     ============     ============     ============



Deferred tax assets:
     Net operating loss
        carryforward              $  3,843,000     $    406,400     $  1,441,400     $    156,200
Deferred tax liabilities:
     Depreciation                      (45,900)         (10,500)         (32,300)          (8,500)
Valuation allowance                 (3,797,100)        (395,900)      (1,409,100)        (147,700)
                                  ------------     ------------     ------------     ------------
                                  $         --     $         --     $         --     $         --
                                  ============     ============     ============     ============


The Company has available at March 31, 1998, $4,334,000 of unused operating loss carry forwards that may be applied against future taxable income and that expire as follows:

        Expiration During                   Amount of Unused Operating
       Year-Ended March 31                      Loss Carryforward
       -------------------                  --------------------------
              2011                                     $   50,000

              2012                                        487,000

              2018                                      3,797,000
                                                        ---------

              Total                                    $4,334,000
                                                       ==========

NOTE 8 - RELATED PARTY TRANSACTIONS


The Company had notes receivable from certain related parties at March 31,1997, in the amount of $419,774. These related parties are owned and controlled by majority stockholders of the Company. During the year ended March 31, 1998, the Company loaned an additional $142,265 to these related entities and received payments in the amount of $562,039. At December 31, 1998 and March 31, 1998, the Company did not have any notes receivables or payables to related parties. The Company did not have sales or purchases with the related parties for the nine months ended December 31, 1998 or 1997 or the years ended March 31, 1998 or 1997.


NOTE 9 - COMMITMENTS

The Company leases its principal general offices and warehouse facilities. The leases expire at August 31, 2005 and July 31, 2008, each with a 10 year renewable option. Future minimum lease payments are as follows:

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 9 - COMMITMENTS - CONTINUED


YEAR ENDED MARCH 31, (unaudited)
       1999                                   $    133,296
       2000                                        142,464
       2001                                        149,340
       2002                                        168,480
       2003                                        179,010
       2004                                        189,540
       2005                                        200,070
       2006                                        210,600
       2007                                        221,070
       2008                                        231,660
                                              ------------
                  TOTAL                       $  1,825,530
                                              ============



The total rental obligation under the above contract for the nine months ended December 31, 1998 and 1997, was $97,092 and $82,485, respectively (unaudited) and for the years ended March 31, 1998 and 1997 was $109,980 and $82,255, respectively.


NOTE 10 - STOCKHOLDERS' EQUITY

The Company has 10,000,000 shares of Preferred stock authorized. In October 1997, the Company completed a Private Placement Agreement, (the "Agreement") with a group of accredited investors. The Agreement provides for three "Phases" of financing.


Phase I of the Agreement was funded in November 1997. The Company received $2,120,000 in exchange for 400,000 shares of series B preferred stock (5% cumulative, convertible, non-voting, stated value $5.30) ,(the "Series B Stock"). Each share of preferred stock is initially convertible into 10 shares of the Company's common stock subject to adjustment and six warrants, (the "Warrants") for the purchase of six shares of common stock at $1.50 per share. The Company paid $302,000 and issued 20,000 shares of series B preferred stock for placement agent fees in Phase I. Also options to purchase 400,000 shares of common stock at $1.50 per share were issued as a part of the agreement. The common stock had a fair value of $0.92 per share at the grant date of the options resulting in $367,350 in placement agent fees. The Agreement contained a restrictive covenant that conversion of the preferred stock would not occur to the extent that the HUB status of the Company would be compromised. However, the Company has determined it will not seek re-certification as a HUB. During the nine months ended December 31, 1998 the 20,000 shares of Series B Preferred issued as placement agent fees were converted to 200,000 shares of the Registrant's Common Stock.

The Series B Preferred Stock can be converted to common stock. Therefore, a discount in the amount of $6,151,978 has been realized. The discount is the difference in the intrinsic value of the common stock and warrants less the net proceeds from the series B preferred stock. The discount is accreted from the date of issuance of the preferred stock to the date the stock can be converted. Due to the limitation on the number of shares of stock that could be issued while retaining the HUB status, $3,412,502 was recorded as dividends and as an increase in additional paid-in capital in the accompanying financial statements. The unrecognized portion of the discount in the amount of $2,796,524 was recorded as of the end of fiscal year 1999.

Phase II of the Agreement was funded in February 1998. The Company received $1,000,004 in exchange for 94,340 shares of series C preferred stock (6% cumulative, convertible, non-voting, stated value, $10.60), (the "Series C Stock). Each share of preferred stock is initially convertible into 10 shares of the Company's common stock, subject to adjustment. The Company paid $130,000 and issued 4,717 shares of series C preferred stock for placement agent fees. Also options to purchase 47,170 shares of common stock at $4.00 per share were issued as a part of the agreement. The common stock had a fair value of $0.43 per share at the grant date resulting in $20,291 in placement agent fees. The Agreement contained a restrictive covenant that conversion of the preferred stock would not occur to the extent that the HUB status of the Company would be compromised. However, the Company has determined it will not seek re-certification as a HUB. During the nine months ended December 31, 1998

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997

NOTE 10 - STOCKHOLDERS' EQUITY - CONTINUED


the 4,717 shares of Series C Preferred issued as placement agent fees were converted to 47,170 shares of the Registrant's Common Stock. The remaining 94,340 shares of Series C Preferred were converted to 943,400 share of Common Stock during the last quarter of fiscal year ending March 31, 1999.

The series C preferred stock can be converted to common stock. Therefore, a discount in the amount of $615,851 has been realized. The discount is the difference in the intrinsic value of the common stock less the net proceeds from the series C preferred stock. Due to the limitation on the number of shares of stock that could be issued while retaining the HUB status, the unrecognized discount in the amount of $615,851 was recorded as of the end of fiscal year 1999.

Phase III of the Agreement was funded in May through July 1998. The Company received $2,823,204 (unaudited) in exchange for 266,340 shares of series D preferred stock (6% cumulative, convertible, non-voting, stated value, $10.60), (the "Series D Stock"). Each share of preferred stock is initially convertible into 10 shares of the Company's common stock, subject to adjustment. The Company paid $349,318 (unaudited) and issued 13,317 shares of series D preferred stock for placement agent fees. Also options to purchase 250,850 shares of common stock at $1.59 per share were issued as a part of the agreement. The common stock had a fair value of $1.65 to $2.86 per share (unaudited) at the grant date resulting in $487,880 (unaudited) in placement agent fees. The Agreement contained a restrictive covenant that conversion of the preferred stock would not occur to the extent that the HUB status of the Company would be compromised. However, the Company has determined it will not seek re-certification as a HUB. During the nine months ended December 31, 1998 the 13,317 shares of Series D Preferred issued as placement agent fees were converted to 133,170 shares of the Registrant's Common Stock. Also during the nine months ended December 31, 1998, 5,000 shares of Series D Preferred was converted to 50,000 shares of the Registrant's Common Stock. During the last quarter of Fiscal year ending March 31, 1999, an additional 65,000 shares of Series D Preferred was converted to 650,000 shares of the Registrant's Common Stock.

During the nine months ended December 31, 1998, the Company received $53,000 for 5,000 shares of Series D Preferred stock at $10.60 per share. Due to the Series D being oversubscribed, the Company converted the 5,000 preferred shares to 50,0000 shares of Common Stock subject to Rule 144 restrictions. The discount on the 50,0000 shares of Common Stock, in the amount of $534.500, has been included as a dividend in the accompanying financial statements.

The Series D preferred stock can be converted to common stock. Therefore, a discount in the amount of $9,911,406 (unaudited) at September 30, 1998 has been realized. The discount is the difference in the intrinsic value of the common stock less the net proceeds from the series D preferred stock. Due to the limitation on the number of shares of stock that can be issued to retain the HUB status, the unrecognized discount in the amount of $9,911,406 (unaudited) was recorded as of the end of fiscal year 1999.

The Company has concluded the private placement of 146,252 shares of the Series E Preferred Stock, $30 stated value (the "Series E Preferred"). Each share of the Series E Preferred is initial convertible into 10 shares of the Company's common stock, subject to adjustment. The company paid approximately $502,805 and issued 6,584 shares of the series E Preferred stock for placement agent fees. The series E Preferred will yielded an aggregate net proceeds of $3.7 million to the Company and was completed by March 31, 1999. In November 1998, the Company received $1,485,000 commencing the private placement of the Series E Preferred, 49,500 shares of which were sold for a purchase price of $30.00 per share. An additional $1,345,020 and $1,360,020 was received in February 1999 and March 1999, respectively, for 46,676 and 47,601 shares of Series E Preferred, respectively. As private placement fee for completion of the Series E Preferred, the Company issued 6,584 shares of Series E Preferred to ESL. The expenses for the placement of the Series E Preferred including broker fees, private placement fee (including stock for the private placement fee) and legal and accounting expenses were $502,805 through March 1999. The proceeds of the Series E Preferred will be used for working capital and capital expenditure needs.

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 10 - STOCKHOLDERS' EQUITY - CONTINUED


Senior convertible debt in the amount of $371,000 was issued for cash in November 1997. This debt was converted to 70,000 shares of series B preferred stock (5% cumulative, convertible, non-voting, stated value, $5.30), in February 1998. Accrued interest in the amount of $5,143 was paid with the issuance of 10,286 shares of common stock. The discount on this issue of series B preferred stock including 420,000 warrants for the purchase of 420,000 shares of common stock at $0.795 per share is included in the total series B discount detailed above.

During the six months ended September 30, 1998, the warrants were exercised for 420,000 shares of common stock at $0.795 per share in the amount of $333,900 (unaudited).


On January 15, 1998, the Company received a subscription for 543,000 shares of Common Stock which has been valued at market value (closing bid price of $0.75) of the Common Stock on that date. The consideration for the shares was in the form of a note in the amount of $407,250 bearing an interest rate of 12% payable in cash or by delivery of certain intellectual property rights. The note has since been canceled and the Subscription Agreement rescinded.


See Note 11 for details of options and warrants.


Preferred stock dividends were paid with the issuance of common stock valued at the previous thirty day average closing bid price per share of common stock as follows:



                                                                 Shares     Amount
                                                                 ------    --------
         Nine Months ending December 31, 1998 (unaudited)        39,803    $263,562
         Year ending March 31, 1998                              23,742      58,668


NOTE 11 - STOCK OPTIONS AND WARRANTS


A summary of the status of the Company's stock options as of December 31, 1998 and March 31, 1998, is presented below:



                                                 December 31       March 31
                                                 ------------    ------------
                                                 (Unaudited)
Options outstanding at beginning of period            622,170              --
Options granted                                       250,850         622,710
Options exercised                                          --              --
Options canceled                                           --              --
Options outstanding at end of period                  873,020         622,710
                                                 ============    ============

Options exercisable at end of period                  400,000         400,000
                                                 ============    ============

Weighted Average Fair value of options
granted during the period                        $       1.94    $       0.99
                                                 ============    ============



The following table summarizes the information about the stock options as of December 31, 1998, and March 31, 1998:


                         DECEMBER 31, 1998 (UNAUDITED)
-------------------------------------------------------------------------------

                                           Weighted
                                            Average       Weighted       Number        Weighted
 Range of      Number                      Remaining      Average      Exercisable     Average
 Exercise    outstanding          Date    Contractual  Exercise Price      at       Exercise Price
  Price      at Sept 30         Granted      Life(3)   (Total Shares)   Sept 30     (Exer. Shares)
 --------    -----------        -------   -----------  --------------  -----------  --------------
$   1.50       50,000(1)        3/31/98     5 years     $        1.50           --  $         1.50
    2.25       25,000(1)        3/31/98     5 years              2.25           --            2.25
    1.50      100,000(1)        3/31/98     5 years              1.50           --            1.50

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


                                           Weighted
                                            Average       Weighted       Number        Weighted
 Range of      Number                      Remaining      Average      Exercisable     Average
 Exercise    outstanding          Date    Contractual  Exercise Price      at       Exercise Price
  Price      at Sept 30         Granted      Life(3)   (Total Shares)   Sept 30     (Exer. Shares)
 --------    -----------        -------   -----------  --------------  -----------  --------------
   1.50       400,000(2)        1/31/98     5 years              1.50      400,000            1.50
   4.00        47,170(2)        1/31/98     6 years              4.00           --            4.00
   1.59       189,340(2)        4/27/98     5 years              1.59           --            1.59
   1.59        61,510(2)        5/15/98     5 years              1.59           --            1.59
-------      --------                     -----------   -------------  -----------  --------------
$ (1.50)
   4.00       873,020                       5 years     $        1.68      400,000  $         1.50
=======      ========                     ===========   =============  ===========  ==============


(1)  Options granted to employees for past services.
(2)  Options granted for placement agent fees (Note 10).
(3)  Options expire in years 2003 through 2004.


                                 MARCH 31, 1998
-------------------------------------------------------------------------------

                                           Weighted
                                            Average       Weighted       Number        Weighted
 Range of      Number                      Remaining      Average      Exercisable     Average
 Exercise    outstanding          Date    Contractual  Exercise Price      at       Exercise Price
  Price      at March 31        Granted     Life (3)   (Total Shares)    March 31   (Exer. Shares)
 --------    -----------        -------   -----------  --------------  -----------  --------------
 $   1.50         50,000(1)     3/31/98     5 years    $         1.50           --  $         1.50
     2.25         25,000(1)     3/31/98     5 years              2.25           --            2.25
     1.50        100,000(1)     3/31/98     5 years              1.50           --            1.50
     1.50        400,000(2)     1/31/98     5 years              1.50      400,000            1.50
     4.50         47,170(2)     1/31/98     6 years              4.00           --            4.00
 --------    -----------        -------   -----------  --------------  -----------  --------------
$   (1.50)
     4.00        622,170                    5 years    $         1.72      400,000  $         1.50
 ========    ===========        =======   ===========  ==============  ===========  ==============


(1)  Options granted to employees for past services.
(2)  Options granted for placement agency fees (Note 10).
(3)  Options expire in years 2003 through 2004.

Each stock option granted can be exercised for one share of common stock.

Stock options to employees for the year ended March 31, 1998, have been recorded as compensation as applied under APB No. 25 in the amount of $93,750. There were no options granted to employees during the nine months ended December 31, 1998.


SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders and income (loss) per share as if compensation cost for the Company's stock options granted to employees had been determined in accordance with the fair value based method prescribed in that Statement.

During the year ended March 31, 1998, the Company estimated the fair value of each stock option to employees at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants as follows:

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 11 - STOCK OPTIONS AND WARRANTS - CONTINUED



                                                          Risk
      Number                                              Free                        Estimated      Total
        of           Dividend           Expected        Interest       Expected       Fair Value     Fair
      Shares          Yield            Volatility         Rate           Lives        Per Share      Value
    ----------     ------------        ----------         ----           -----        ---------     --------
        50,000     $         --             45.26%        5.30%         5 years       $    1.22     $ 60,943
        25,000     $         --             45.26%        5.30%         5 years       $    0.96       47,846
       100,000     $         --             45.26%        5.30%         5 years       $    1.22      121,885
                                                                                                    --------
                                                                                                    $230,674
                                                                                                    ========



Net (loss) applicable to common stockholders for the year ended March 31, 1998:

         As reported                                      $(7,238,120)
                                                          ============
         Pro forma                                        $(7,375,044)
                                                          ============

Net (loss) per share:
         As reported                                      $      (.66)
                                                          ============
         Pro forma                                        $      (.67)
                                                          ============


Stock options granted for placement agent fees for the nine months ended December 31, 1998 and during the year ended March 31, 1998 have been recorded as a reduction of proceeds from the issuance of preferred stock in accordance with SFAS No. 123 at the fair value of the options at the grant date as determined by using the Black-Scholes option-pricing method as follows:



                         DECEMBER 31, 1998 (UNAUDITED)
-------------------------------------------------------------------------------

                                                          Risk
      Number                                              Free                        Estimated      Total
        of           Dividend           Expected        Interest       Expected       Fair Value     Fair
      Shares          Yield            Volatility         Rate           Lives        Per Share      Value
    ----------     ------------        ----------         ----           -----        ---------     --------
       189,340     $         --             47.75%        5.30%         5 years       $    1.65     $311,858
        61,510     $         --             47.75%        5.30%         5 years       $    2.86      176,022
                                                                                                    --------
                                                                                                    $487,880
                                                                                                    ========


                                 MARCH 31, 1998
-------------------------------------------------------------------------------

                                                          Risk
      Number                                              Free                        Estimated      Total
        of           Dividend           Expected        Interest       Expected       Fair Value     Fair
      Shares          Yield            Volatility         Rate           Lives        Per Share      Value
    ----------     ------------        ----------         ----           -----        ---------     --------
       400,000     $         --             45.26%        5.21%         5 years       $    0.92     $367,350
        47,170     $         --             45.26%        5.11%         6 years       $    0.43       20,291
                                                                                                    --------
                                                                                                    $387,641
                                                                                                    ========

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 11 - STOCK OPTIONS AND WARRANTS - CONTINUED

The following table summarizes the information about the warrants:


                                                                  Exercised
                                                                 During Nine
                                              Number             Months Ended     Outstanding
                                            Outstanding          December 31,     December 31,
        Exercise            Expiration       March 31,              1998             1998
          Price                Date            1998              (unaudited)      (unaudited)
        --------           -----------      -----------          -----------      ------------
        $  1.50             1/31/2000           120,000                   --           120,000
        $  1.50             1/31/2000         2,400,000                   --         2,400,000
        $  0.795                                300,000              300,000                --
        $  0.795                                120,000              120,000                --
                                            -----------          -----------      ------------
                                              2,940,000              420,000         2,520,000
                                            ===========          ===========      ============


In addition, all of the warrant contracts prohibit exercise of the warrants if the HUB status of the Company is compromised upon such exercise (See Note 10).

NOTE 12 - EARNINGS PER SHARE

The following data details the amounts used in computing earnings per share
(EPS) and the effect on income and the weighted average number of shares of dilutive potential common stock.


                                          December 31, (unaudited)                March 31,
                                       -----------------------------     -----------------------------
                                           1998             1997             1998             1997
                                       ------------     ------------     ------------     ------------
Loss from continuing
operations                             $ (3,947,262)    $ (2,095,645)    $ (3,766,950)    $   (482,385)
Less: Preferred dividends                  (798,062)              --       (3,471,170)              --
                                       ------------     ------------     ------------     ------------
Loss available to common
shareholders used in basic EPS         $ (4,745,324)    $ (2,095,645)    $ (7,238,120)    $   (482,385)
                                       ============     ============     ============     ============
Weighted average number of
common shares used in basic
EPS                                      12,051,893       10,764,733       10,998,874       10,026,400
Effect of dilutive securities:
   Preferred Stock - Series B                    --               --               --               --
   Preferred Stock - Series C                    --               --               --               --
   Preferred Stock - Series D                    --               --               --               --
   Stock options                                 --               --               --               --
   Warrants                                      --               --               --               --
Weighted number of common
shares and dilutive potential
common stock used in diluted
EPS                                      12,051,893       10,764,733       10,998,874       10,026,400
                                       ============     ============     ============     ============

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 12 - EARNINGS PER SHARE - CONTINUED

In addition, 490,000 shares of Series B Preferred stock, convertible into 4,900,000 shares of Common Stock, 99,057 shares of Series C Preferred stock convertible into 990,570 shares of Common Stock, 279,657 shares of Series D Preferred stock convertible into 2,796,570 (unaudited) shares of Common Stock, options on 873,020 (unaudited) shares of common stock and warrants on 2,520,000 (unaudited) shares of common stock were not included in computing diluted EPS for the nine months ended December 31, 1998, because their effects were antidilutive. Series B Preferred stock in the amount of 490,000 shares convertible into 4,900,000 shares of Common Stock, 99,057 shares of Series C Preferred stock convertible into 990,570 shares of Common Stock, options on 622,170 shares of common stock and warrants on 2,940,000 shares of common stock were not included in computing diluted EPS for the year ended March 31, 1998, because their effects were antidilutive.


NOTE 13 - CONTINGENCY


On December 18, 1997, Argus Management, Inc. filed Plaintiff's Original Petition in the 216th District Court of Kerr County, Texas. Argus claims the Company and Mr. Jose G. Chavez, as joint obligors, defaulted on their obligation to Argus pursuant to two promissory notes for $100,000 each, both dated June 2, 1997. Argus is seeking a judgment for $200,000, together with interest on the notes at the rate of 20% per annum from June 2, 1997, through the date the notes are satisfied. As of March 31, 1998, $65,000 of costs in connection with the reverse merger and the related promissory notes had been disbursed to third parties in satisfaction of obligations of Argus Management, Inc. The $65,000 has been recorded in other receivables in the accompanying financial statements. (Seen Note 2)


On February 6, 1998, the Company filed Plaintiff's Original Petition in the above-referenced case. The Company asserts breach of contract, fraud, defamation, usury, and civil conspiracy claims against Argus Management, Inc. The Company strongly disagrees with Argus' contentions and denies liability to Argus under the notes and plans to oppose vigorously Argus' claims and recover the amounts disbursed to third parties.

A lawsuit was filed by Manpower, Inc. to preserve its claims for certain delinquent obligations that were reduced to approximately $38,000 which is included in accounts payable at March 31, 1998. The full amount of the principal and interest was paid on April 29, 1998, and a Notice of Dismissal was filed on May 8, 1998.

On January 22, 1998, the Company filed a lawsuit against Bits Technical Corporation for damages attributable to a breach of commitment. This matter is still pending. On August 17, 1998, Bits Technical Corporation ("BTC") filed a counterclaim against the Company in connection with the above case. In the counterclaim, BTC asserts the Company fraudulently induced BTC to promise to loan money to the Company. In particular, BTC claims the Company promised certain contracts and business opportunities to BTC that the Company was unwilling or unable to deliver.

Bank One, Texas, NA filed a lawsuit against the Company for the collection of approximately $355,633 of principal plus interest $29,289 as well as attorney fees and court costs $10,000. The bank was paid in full in April 1998. The bank then executed a Notice of Nonsuit to dismiss with prejudice the lawsuit on April 29, 1998.

On November 20, 1996, MCA Communications, Inc. ("MCA") filed a lawsuit against the Company in County Court at Law No. 2 in Harris County, Texas. MCA claims the Company owes $12,485 for certain goods and services that MCA claims to have provided to MSI in connection with various projects for the Texas Department of Health. MCA also seeks interest, costs, and attorneys' fees. On January 6, 1997, the Company filed its answer and denied the above-referenced claim in its entirety.

Employment agreements for certain executive officers are being renegotiated with the Board of Directors at the present time. These Agreements call for the issuance of options to certain executive officers annually, upon meeting certain benchmarks and as signing bonuses. Options granted that have not been recorded in the financial statements are being mutually

MICRO-MEDIA SOLUTIONS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
NINE MONTHS ENDED DECEMBER 31, 1998 AND 1997, AND YEARS ENDED MARCH 31, 1998 AND 1997


NOTE 13 - CONTINGENCY - CONTINUED


renegotiated as to grant date, amount, price and other significant terms. No options that are currently being negotiated are due, therefore, compensation has not been recorded in these financial statements or included in the earnings per share calculations and pro-forma information in Notes 11 and 12.

NOTE 14 - MARCH 31, 1997  RESTATED FINANCIAL STATEMENTS
-------------------------------------------------------

Subsequent to issuing the March 31, 1997 audited financial statements and accompanying auditor's report dated June 22, 1997, additional adjustments to the financial statements were discovered. The restated financial statements were filed on June 23, 1998 with the Securities & Exchange Commission on Form 10K/A. See Notes 10, 11 and 12 to the reissued March 31, 1997 financial statements dated June 10, 1998 for a description of restated items and the Going Concern discussion.

NOTE 15 - UNAUDITED FINANCIAL STATEMENTS


The financial statements for the nine months ended December 31, 1998 and 1997 are unaudited: however, in the opinion of management, such statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of financial position, the results of operations and changes in financial position for the interim periods presented have been reflected herein. The results of operations are not necessarily indicative of the results to be expected for a full year.

NOTE 16 - SIGNIFICANT FOURTH QUARTER ADJUSTMENTS


The following significant adjustments were made during the fourth quarter of 1998:


Description                                                  Amount
-----------                                                 ----------
Bad Debt Expense                                            $  (69,364)
Common stock and options
issued to employees and
consultants as compensation                                   (463,170)
Loss on cabling contract                                      (495,125)
                                                            ----------
Net decrease in income                                      $1,027,659
                                                            ==========
Per share increase in income                                $     0.09
                                                            ==========


NOTE 17 - SUBSEQUENT EVENTS

         Subsequent to December 31, 1998 but prior to March 31, 1999, 94,340 shares of Series C Preferred and 65,000 shares of Series D Preferred were converted to an aggregate of 1,593,400 shares of the Company's Common Stock. In January 1999, in connection with the severance of David W. Hill, the Company's former CFO, the Company granted Mr. Hill a three year option to purchase up to 50,000 shares of Common Stock at $7.02 per share, subject to the terms of his employment and termination agreements. The Company has reason to believe Mr. Hill has failed to comply with the terms of those agreements, constituting an event of default and nullifying his options. As of March 31, 1999, the Company also received commitments to purchase $4.5 million in Common Stock.

         Subsequent to March 31, 1999, an additional 399,995, 120,335 and 11,995 shares of Series B Preferred, Series D Preferred and Series E Preferred, respectively, were converted for an aggregate of 5,323,250 shares of the Company's Common Stock.

                                   THIS PAGE
                            INTENTIONALLY LEFT BLANK

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                  ------------
                               Table of Contents


                                                       Page
                                                       ----
Available Information                                    2
Prospectus Summary                                       3
Summary Financial Data                                   6
The Offering                                             7
Risk Factors                                             8
Price Range for Common Stock                            11
Use of Proceeds                                         11
Dividend Policy                                         11
Capitalization                                          12
Selected Financial Data                                 13
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations                            14
Business                                                21
Management                                              24
Executive Compensation                                  28
Certain Transactions                                    28
Principal Shareholders                                  30
Selling Shareholders                                    32
Plan of Distribution                                    36
Description of Capital Stock                            36
Shares Eligible for Future Sale                         40
Legal Matters                                           40
Experts                                                 41
Change in Independent Auditors                          41
Index to Financial Statements                          F-1




                               13,697,531 Shares








                               MSI HOLDINGS, INC.





                                  Common Stock




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                                   PROSPECTUS
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